UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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[x]	Definitive Proxy Statement

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[ ]	Soliciting Material under §240.14a 12
LIVEPERSON, INC.
___________________________________________
(Name of Registrant as Specified In Its Charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 30, 2018
Dear LivePerson Stockholders:
On behalf of the Board of Directors of LivePerson, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on June 5, 2018 at 10:00 a.m. (Eastern Daylight time) at the offices of LivePerson, Inc. at 475 Tenth Avenue, 5th Floor, New York, NY 10018, Tel (212) 609-4200.
The purposes of this meeting are:

•	Item 1: to elect two Class III directors to serve until the Company’s 2021 Annual Meeting of Stockholders, or until such directors’ successors shall have been duly elected and qualified;

•	Item 2: to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2018;

•	Item 3: the advisory approval of the compensation of the Company's named executive officers; and

•	to act upon such other business as may properly come before the Annual Meeting.
You will find attached a Notice of Annual Meeting of Stockholders and a Proxy Statement that contain more information about the matters to be considered at the Annual Meeting. Please give all of this information your careful attention. The Board of Directors recommends a vote FOR the director nominees pursuant to Item 1 in the Notice, and a vote FOR each of the proposals listed as Item 2 and Item 3.
You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please sign, date and return your Proxy Card as soon as possible so that your shares can be represented and voted in accordance with your instructions. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.
The Proxy Statement and the enclosed Proxy Card are first being mailed on or about May 1, 2018 to stockholders entitled to vote. Our 2017 Annual Report to Stockholders is being mailed with the Proxy Statement.
We look forward to seeing you at the Annual Meeting.
Sincerely,
Robert P. LoCascio
Chairman of the Board and
Chief Executive Officer

LIVEPERSON, INC.
475 Tenth Avenue, 5th Floor
New York, New York 10018
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
AT 10:00 A.M. ON JUNE 5, 2018
TO THE STOCKHOLDERS OF LIVEPERSON, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of LivePerson, Inc., a Delaware corporation (the “Company”), will be held on June 5, 2018 at 10:00 a.m. (Eastern Daylight time) at the offices of LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, NY 10018, Tel (212) 609-4200, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1)	Election of two Class III directors to serve until the Company’s 2021 Annual Meeting of Stockholders, or until such directors’ successors shall have been duly elected and qualified;

(2)	Ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2018;

(3)	Advisory approval of the executive compensation of the Company’s named executive officers; and

(4)	Transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on April 17, 2018 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the Annual Meeting during regular business hours at the offices of the Company listed above.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all your shares will be voted. If you are a stockholder who holds shares through a member of the Tel Aviv Stock Exchange (“TASE”), you may vote by sending a signed Proxy Card along with an ownership certificate in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
By Order of the Board of Directors

Robert P. LoCascio
Chairman of the Board and
Chief Executive Officer
New York, New York
April 30, 2018

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE YOUR SHARES ON THE INTERNET.

LIVEPERSON, INC.
475 Tenth Avenue, 5th Floor
New York, New York 10018
___________________________________
PROXY STATEMENT
____________________________________
General
This Proxy Statement is furnished to the stockholders of record of LivePerson, Inc., a Delaware corporation (“LivePerson” or the “Company”), as of the record date, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 5, 2018, and at any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. (Eastern Daylight time) at the offices of LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, NY 10018, Tel (212) 609-4200. This Proxy Statement and the accompanying Proxy Card and Notice of Annual Meeting of Stockholders are first being mailed on or about May 1, 2018 to all stockholders entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.
Voting
The specific matters to be considered and acted upon at the Annual Meeting are:

(1)	the election of two Class III directors to serve until the Company’s 2021 Annual Meeting of Stockholders, or until such directors’ successors shall have been duly elected and qualified;

(2)	to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2018;

(3)	advisory approval of the compensation of the Company’s named executive officers; and

(4)	action upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
These matters are described in more detail in this Proxy Statement.
On the record date (April 17, 2018) for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof, 60,670,532 shares of the Company’s common stock were outstanding. No shares of the Company’s preferred stock, par value $0.001 per share, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date. Stockholders may not cumulate votes in the election of directors.
Except as provided below with respect to stockholders who hold shares through a member of the Tel Aviv Stock Exchange ("TASE") and intend to vote their shares, there are three ways a stockholder of record can vote:
By Internet: You may vote over the Internet at www.voteproxy.com by following the instructions on the proxy card.
By Mail: You may complete, sign and mail the accompanying proxy card in the postage-paid envelope provided.
In Person: If you are a stockholder as of the record date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.
Stockholders who hold shares through a member of the TASE and intend to vote their shares, must deliver to the Company’s Israeli counsel, Yigal Arnon & Co., c/o Noa Slavin, 1 Azieli Center, Tel-Aviv, Israel, 6702101 (email: noas@arnon.co.il) an ownership certificate confirming their ownership of the Company’s common stock on the Record Date. Such certificate must be approved by a recognized financial institution, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting) 2000, as amended. Each such stockholder is entitled to receive the ownership certificate at the branch of the TASE member or by mail to his address (in consideration of mailing fees only), if the stockholder so requests. Such a request should be made promptly upon receipt of this Proxy Statement and should be made for a particular securities account. Stockholders who wish to vote are obliged to complete, sign, date and return the Proxy Card in accordance with the instructions indicated thereon along with their ownership certificate to the address of Company’s Israeli counsel indicated above no later than 5:00 p.m. (Israel time) on Sunday, June 3, 2018.
The form of proxy card for stockholders who hold shares through a member of the TASE is available on the websites: http://www.magna.isa.gov.il and http://maya.tase.co.il.
The stock transfer books of the Company will remain open at the offices of the Company (475 Tenth Avenue, 5th Floor, New York, New York 10018) between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the meeting during regular business hours at the offices of the Company listed above.
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
If a quorum is present, the nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as the Class III directors. Only votes FOR or WITHHELD count. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of the Class III directors. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of the directors. Otherwise, your shares will not be voted. Stockholders may not cumulate votes in the election of the directors.
Proposals other than for the election of the directors shall be approved by the affirmative vote of a majority of the votes cast by the holders of shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting. Abstentions are counted for the purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will not be counted either in favor of or against any of the proposals and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.
Under the General Corporation Law of the State of Delaware, stockholders are not entitled to rights of appraisal or similar remedies with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders who dissent with any such right.
Proxies
If the enclosed Proxy Card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you are a stockholder of record of shares of our common stock and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board, who are officers of our Company, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices at 475 Tenth Avenue, 5th Floor, New York, New York 10018, a notice of revocation or another signed Proxy Card with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. Stockholders who hold shares through a member of the TASE and wish to revoke or change their Proxy Card, must file a notice of revocation or another signed Proxy Card with the Company's Israeli counsel no later than 5:00 p.m. (Israel time) on Sunday, June 3, 2018.
Shares Held by Brokers
If you hold your shares through a broker and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year ended December 31, 2018 will be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.
On the other hand, your broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors or the advisory vote on executive compensation, absent instructions from the beneficial holders of such shares. Your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you on how to vote your shares on the Internet. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.
Stockholders who hold their stock through a member of the TASE and intend to vote their shares are obliged to return a complete signed and dated Proxy Card along with a certificate of ownership to the offices of Israeli counsel to the Company (Yigal Arnon & Co., c/o Noa Slavin, 1 Azieli Center, Tel-Aviv, Israel, 6702101 (email: noas@arnon.co.il) no later than 5:00 p.m. (Israel time) on Sunday, June 3, 2018).
Solicitation
The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the enclosed Proxy Card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation in person, or by telephone, e-mail or other means, by directors, officers or employees of the Company, without additional compensation. Except as described above, the Company does not presently intend to solicit proxies other than by mail.
Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 5, 2018:
Our proxy materials, including our Proxy Statement, 2017 Annual Report on Form 10-K and proxy card, are available on the Internet and may be viewed and printed, free of charge, at http://shareholdermaterial.com/LPSN.
Deadline for Receipt of Stockholder Proposals
In order to be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2019 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by the Company at its principal executive offices in New York, New York, on or before December 31, 2018. In addition, under the Company’s current Amended and Restated Bylaws, any proposal for consideration at the 2019 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on February 5, 2019 and the close of business on March 7, 2019 and is otherwise in compliance with the requirements set forth in the Company’s current Amended and Restated Bylaws. The proxy solicited by the Board of Directors for the 2019 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.
Your Participation in Voting the Shares You Own Is Important
Voting your shares is important to ensure that you have a say in the governance of the Company and to fulfill the objectives of the plurality voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our future.
Stockholders with the Same Last Name and Address
The Securities and Exchange Commission, or the SEC, has adopted rules that permit companies to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of the Annual Report and Proxy Statement, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to Monica L. Greenberg, Executive Vice President, Corporate Development, Strategic Alliances and General Counsel, at the Company’s principal executive offices located at 475 Tenth Avenue, 5th Floor, New York, New York 10018 or by calling (212) 609-4200. Similarly, you may also contact Ms. Greenberg if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Annual Report
The Company filed an Annual Report on Form 10-K with the SEC on March 15, 2018 relating to the fiscal year ended December 31, 2017, or the 2017 Fiscal Year. A copy of this report is also available through http://magna.isa.gov.il and http://maya.tase.co.il. Stockholders may also obtain a copy of this report, without charge, by writing to Monica L. Greenberg, Executive Vice President, Corporate Development, Strategic Alliances and General Counsel, at the Company’s principal executive offices located at 475 Tenth Avenue, 5th Floor, New York, New York 10018.
A copy of the Annual Report of the Company for the 2017 Fiscal Year is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.
Other Matters
The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.
More Information Is Available
If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at http://www.liveperson.com/company/ir.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE - ELECTION OF THE CLASS III DIRECTORS
General
The Company’s Fourth Amended and Restated Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one third of the total number of directors. At the annual meeting of stockholders in the year in which the term of a class of directors expires, director nominees in such class will stand for election to three-year terms. With respect to each class, a director’s term will be subject to the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.
As of the date of this Proxy Statement, the Board consists of six persons, as follows:

Class III (current term ends at this Annual Meeting)	Class I (current term ends at the 2019 Annual Meeting)	Class II (current term ends at the 2020 Annual Meeting)
Kevin C. Lavan	Jill Layfield	Peter Block
Robert P. LoCascio	William G. Wesemann	Fred Mossler

The term of office for Mr. Lavan and Mr. LoCascio expires at this Annual Meeting. The Nominating and Corporate Governance Committee has selected Mr. Lavan and Mr. LoCascio, current Class III directors who will still be serving at the time of the Annual Meeting, as the nominees for the Class III directors whose term of office will expire at the 2021 Annual Meeting of Stockholders.
Mr. Lavan and Mr. LoCascio have each agreed to be named as a nominee and to continue to serve as a director, if elected, and management has no reason to believe that they will be unavailable to serve. If either Mr. Lavan or Mr. LoCascio is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Mr. Lavan and Mr. LoCascio. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.
Required Vote
The Class III directors shall be elected by the affirmative vote of a plurality of the shares of the common stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote and will not be voted for directors.
Nominees for Term Ending upon the 2021 Annual Meeting of Stockholders (Class III)
Kevin C. Lavan, 65, has been a director since January 2000. Since February 2016, Mr. Lavan has been the CFO of Autoclear LLC, a designer, builder and distributor of security systems.  From January 2015 through February 2016, Mr. Lavan was an independent consultant to the media and entertainment industries. Between April 2010 and December 2014, Mr. Lavan was a Senior Vice President, Worldwide Controller of IMG, an international and diversified sports, entertainment and media company. From July 2008 to April 2010, Mr. Lavan was Chief Financial Officer of Paradysz Matera Company, Inc., a direct marketing and digital marketing agency. From August 2007 until July 2008, Mr. Lavan was an independent consultant. From November 2004 until August 2007, Mr. Lavan served advertising agencies affiliated with MDC Partners, Inc. in various capacities. Between October 2000 and November 2004, Mr. Lavan served as an independent consultant to marketing services organizations. In addition, between January 2001 and September 2002, Mr. Lavan was President and Chief Operating Officer of NowMarketing, Inc., formerly known as Elbit VFlash, Inc. From March 1999 until October 2000, Mr. Lavan was an Executive Vice President of Wunderman, the direct marketing and customer relationship marketing division of Young & Rubicam Inc. From February 1997 to March 1999, Mr. Lavan was Senior Vice President of Finance at Young & Rubicam. From 1984 to February 1997, Mr. Lavan held various positions at Viacom Inc., including Controller, and Chief Financial Officer for Viacom’s subsidiary, MTV Networks. Mr. Lavan is a Certified Public Accountant. Mr. Lavan received a B.S. from Manhattan College. The Company believes that Mr. Lavan’s financial and business expertise, and his industry knowledge, including his background serving in financial and operational roles at several leading advertising and marketing organizations, qualify and enable him to make a significant and valuable contribution as a director of the Company.

Robert P. LoCascio, 49, has been our Chief Executive Officer and Chairman of our Board of Directors since our inception in November 1995. In addition, Mr. LoCascio was our President from November 1995 until January 2001. Mr. LoCascio founded our Company as Sybarite Interactive Inc., which developed a community-based web software platform known as TOWN. Before founding Sybarite Interactive, through November 1995, Mr. LoCascio was the founder and Chief Executive Officer of Sybarite Media Inc. (known as IKON), a developer of interactive public kiosks that integrated interactive video features with advertising and commerce capabilities. Mr. LoCascio was named a New York City Ernst & Young Entrepreneur of the Year finalist in 2001 and 2008. Mr. LoCascio is the winner of the 2015 Smart CEO Circle of Excellence Award.  Mr. LoCascio received a B.B.A. from Loyola College. In addition to his service as the Company’s Chief Executive Officer, the Company believes that Mr. LoCascio’s business and technology industry experience, vision for innovation, and deep institutional knowledge of the Company, qualify and enable him to make a significant and valuable contribution as a director of the Company.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MR. LAVAN AND MR. LOCASCIO.
Continuing Directors for Term Ending upon the 2019 Annual Meeting of Stockholders (Class I)
Jill Layfield, 43, has been a director since November 2016. Since July 2016, Ms. Layfield has been co-founder and Chief Executive Officer of Tamara Mellon, a luxury footwear company. Since November 2004, Ms. Layfield served in various roles at Backcountry.com, including as President and Chief Executive Officer from January 2011 to December 2015. In addition, since January 2015 and April 2016, Ms. Layfield currently sits on the boards of directors of Camber Outdoors and SmartPak Equine, respectively. Ms. Layfield received a B.A. degree in Communications - Journalism from Santa Clara University. Ms. Layfield is recognized as an innovator and industry expert in combining organizational change and advanced technologies to retool customer care for the digital, mobile era. The Company believes that Ms. Layfield's deep experience in the retail sector and unique expertise transforming customer experience and forging meaningful, high-quality connections between brands and consumers, qualify and enable her to make a significant and valuable contribution as a director of the Company.
William G. Wesemann, 61, has been a director since November 2004. Since October 2002, Mr. Wesemann has been an independent consultant. In addition, since January 1, 2015, Mr. Wesemann has served on the Board of Directors of Mylo Development LLC, a startup focused on a consumer application for people who take a lot of pictures. Between January 2001 and October 2002, Mr. Wesemann was Chief Executive Officer of NextPage, Inc., a provider of document management systems. Between August 2000 and January 2001, Mr. Wesemann was Chief Executive Officer of netLens Inc., which was acquired by NextPage and offered a peer-to-peer platform for creating distributed applications. Between May 1996 and May 2000, Mr. Wesemann was Vice President of Sales of Genesys Telecommunications Laboratories, Inc., a leader in computer-telephony integration. Mr. Wesemann received a B.A. from Glassboro State College (now called Rowan University). The Company believes that Mr. Wesemann’s business expertise and technology industry background, including his experience serving in chief executive and sales leadership roles at successful technology companies, qualify and enable him to make a significant and valuable contribution as a director of the Company.
Continuing Directors for Term Ending upon the 2020 Annual Meeting of Stockholders (Class II)
Peter Block, 78, has been a director since July 2010. Since 1997, Mr. Block has been President of Peter Block Inc., a management consulting group, and a partner in Designed Learning, a training company that offers workshops designed by Mr. Block to build organizational development skills. Mr. Block is also a best-selling author of several books about organizational dynamics, community and accountability. Mr. Block is the recipient of the Organization Development Network’s 2008 Lifetime Achievement Award. Among other national awards, he also received the American Society for Training and Development Award for Distinguished Contributions, the Association for Quality and Participation President’s Award, and he was entered into Training Magazine’s HRD Hall of Fame. Mr. Block holds a B.S. degree in Industrial Administration from the University of Kansas and an M.S. degree in Industrial Administration from Yale University. The Company believes that Mr. Block’s expertise in management consulting and organizational development principles qualify and enable him to make a significant and valuable contribution as a director of the Company.
Fred Mossler, 51, has been a director since May 2017. Since June 2016, Mr. Mossler has been an independent consultant. From August 1999 to June 2016, Mr. Mossler worked in various senior leadership positions at Zappos, including Senior Vice President of Merchandising and helped Zappos grow into a company with more than $1 billion in gross merchandise sales before it was bought by Amazon in 2009. From September 1991 to August 1999, Mr. Mossler worked in various positions at Nordstrom. In addition to Mr. Mossler’s career in e-commerce and retail, he assisted with the launch and building of, and currently serves on the Board of, Downtown Project, a company dedicated to helping revitalize part of downtown Las Vegas through investment in small businesses; tech startups; real estate; and arts, culture, and education. Mr. Mossler founded Honus Capital LLC, a hands-on investment fund for Las Vegas-area entrepreneurs. He also co-founded the popular Mexican restaurant chain Nacho Daddy. Mr. Mossler graduated from Southern Oregon University with a B.S. in Business. The Company believes that Mr. Mossler’s deep operational experience, as well as his expertise in customer care and consumer experience, qualify and enable him to make significant and valuable contribution as a director of the Company.
Corporate Governance
We are committed to strong corporate governance and have adopted policies and practices in furtherance of such objective. These policies and practices include:

•	All of the members of the Board other than Mr. LoCascio are “independent” under the Nasdaq rules.

•	All members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent.

•
The Board has adopted a Code of Conduct applicable to all of our employees, including our executive officers, as well as a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Conduct and Code of Ethics can be found at www.liveperson.com/company/ir/corporate-governance.

•
The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which all potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Audit Committee.

•	An annual risk assessment of the Company’s compensation policies is conducted by the Board and the Compensation Committee.
Director Independence
The Board has determined that Messrs. Block, Lavan, Mossler, and Wesemann, and Ms. Layfield are “independent” under the Nasdaq listing requirements and the applicable rules and regulations of the SEC. As part of the Board’s process in making such determination, each such director provided confirmation that (a) the objective criteria for independence pursuant to the Nasdaq rules are satisfied and (b) each such director has no other relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. LoCascio, our Chief Executive Officer and Chairman of the Board, is an employee and therefore not “independent.”
Board Meetings
The Board of Directors held five meetings during the 2017 Fiscal Year. During the 2017 Fiscal Year, each director attended or participated in each of the meetings of the Board of Directors and meetings of the committees of the Board on which such director served that were held in the 2017 Fiscal Year.
Directors who are not members of the Company’s management meet at regularly scheduled executive sessions without members of management present. At least two of these meetings each year include only independent directors. Currently, all non-employee directors are independent.
While the Company has not adopted a formal policy with regard to attendance by members of the Board of Directors at annual stockholder meetings, all members of the Board are invited to attend the Company’s annual meeting of stockholders. At the 2017 Annual Meeting, two of our directors attended.
Board Committees
The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee.

The Board committees are currently composed of the following members:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Kevin C. Lavan (Chair)	Peter Block (Chair)	Peter Block	Peter Block
Jill Layfield	Kevin C. Lavan	Kevin C. Lavan	Kevin C. Lavan
William G. Wesemann	Jill Layfield	Jill Layfield	Robert LoCascio
	Fred Mossler	Fred Mossler	William G. Wesemann
	William G. Wesemann	William G. Wesemann (Chair)

Audit Committee
The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between LivePerson and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The charter of the Audit Committee is available at www.liveperson.com/company/ir/ corporate-governance. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Audit Committee held four meetings during the 2017 Fiscal Year.
The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including LivePerson’s balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition, the Board has determined that Mr. Lavan satisfies the Nasdaq rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Lavan is the Audit Committee’s “audit committee financial expert” as defined by the SEC.
Compensation Committee
The Compensation Committee’s primary responsibility is to review and approve the compensation to be paid or provided to the Company’s executive officers and to assure that such compensation is in line with the Company’s strategy, sound corporate governance principles and stockholder interests. The Compensation Committee also oversees the Company’s compensation, equity and employee benefit plans and programs and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The charter of the Compensation Committee is available at www.liveperson.com/company/ir/corporate-governance. The Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee for the Committee’s consideration and approval. Each member of the Compensation Committee is independent, as independence is defined for purposes of Compensation Committee membership by the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b‑3 under the Exchange Act. The Compensation Committee deliberated as needed during regularly scheduled board meetings during the 2017 Fiscal Year.
The Company from time to time engages the services of a compensation consultant to provide market and peer compensation data to the Company.  The Compensation Committee annually reviews this market and peer compensation data, as well as data sourced from Radford, a provider of worldwide salary surveys and data for compensation and employee benefit programs in the technology industry, and compensation data made publicly available by peer group companies.  In 2017, the Company retained the continued services of an independent compensation consultant, the Centurion Group.  The Centurion Group provided advice related to the Company's 401(k) plan as our financial adviser of record. The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying individuals qualified to become Board members, recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees, reviewing and making recommendations to the Board with respect to management succession planning, developing and recommending to the Board corporate governance principles, and overseeing evaluation of the Board as needed. The charter of the Nominating and Corporate Governance Committee is available at http://www.liveperson.com/company/ir/corporate-governance. The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under “Director Nomination Process.” Each member of the Nominating and Corporate Governance Committee is independent, as defined under the rules of Nasdaq. The Nominating and Corporate Governance Committee deliberated as needed during regularly scheduled board meetings during the 2017 Fiscal Year.
Executive Committee
The Executive Committee serves as a standing administrative committee of our Board of Directors authorized to facilitate the consideration and discussion of certain high-level business and strategic matters between the Board of Directors and senior management and to act, on behalf of the Board of Directors, on such matters. Messrs. Block, Lavan and Wesemann are independent, as defined under the rules of Nasdaq. The Executive Committee deliberated as needed during regularly scheduled board meetings during the 2017 Fiscal Year.
Director Nomination Process
The processes established by our Nominating and Corporate Governance Committee Charter to identify and evaluate director candidates include requests to Board members and others for recommendations, evaluation of biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board, all on an as needed basis from time to time.
In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria attached to the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Specific weighting is not assigned to the criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Nominating and Corporate Governance Committee has, on certain occasions, retained a third party executive search firm to identify or assist in the evaluation of candidates.
The Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to the identification and recommendation of individuals for membership on the Company’s Board of Directors. However, in carrying out this responsibility, the Nominating and Corporate Governance Committee values differences in professional experience, educational background, viewpoint and other individual qualities and attributes that facilitate and enhance the oversight by the Board of Directors of the business and affairs of the Company.
The Nominating and Corporate Governance Committee will also consider as potential nominees for our Board persons recommended by stockholders. Stockholders wishing to bring a nomination for a director candidate at a stockholders meeting must give written notice to LivePerson’s Corporate Secretary, pursuant to the procedures set forth below under “Communicating with the Board of Directors” and subject to the deadline set forth above under “Deadline for Receipt of Stockholder Proposals.” The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and LivePerson’s Second Amended and Restated Bylaws, as amended. Our current Bylaws can be accessed at www.liveperson.com/company/ir/corporate-governance.
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Corporate Governance Committee will make its initial determination on its own knowledge of the candidate, information provided as part of the candidate’s nomination or any supplemental inquiries to the person recommending the candidate or others. The initial determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.
If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request the third party search firm to gather additional information about the prospective nominee’s background and experience. The Nominating and Corporate Governance Committee then will evaluate the prospective nominee, taking into account whether the prospective nominee is independent within the meaning of the listing standards of Nasdaq and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, the diversity of the member’s skills and experience in areas that are relevant to the Company’s businesses and activities, and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee will determine whether to interview the prospective nominee and, if warranted, one or more members of the Nominating and Corporate Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Nominating and Corporate Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee follow the same process and use the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.
Communicating with the Board of Directors
In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, New York 10018, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors. The Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate.
Codes of Conduct and Corporate Governance Documents
The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance as well as various rules promulgated by the SEC and Nasdaq. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.
The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer and executives who are deemed to be Senior Financial Officers of the Company. Both codes of conduct can be accessed at www.liveperson.com/company/ir/corporate-governance, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers.
Copies may also be obtained at no charge by writing to LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, New York 10018, Attention: Investor Relations. Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as copies of LivePerson’s current Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Whistleblower Policy can also be accessed at http:// www.liveperson.com/company/ir/corporate-governance.
Board Leadership Structure and Role in Risk Oversight
Board Leadership Structure. The Board of Directors has not separated the positions of Chairman of the Board and Chief Executive Officer of the Company. Both positions are held by Mr. LoCascio. The Board does not have a lead director. The Board believes that this structure has historically served the Company well and continues to do so, by facilitating communication between the Board and senior management of the Company as well as Board oversight of the Company’s business and affairs.
Role of the Board in Risk Oversight. The Board of Directors provides oversight of the Company’s management of risk. Senior management has responsibility for the management of risk and reports to the Board as needed with respect to its ongoing enterprise risk management efforts. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to the Company’s financial statements and processes. As discussed in more detail below, the Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to the Company’s compensation policies and practices. The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for the oversight of risk related to the Company’s corporate governance practices. Each committee reports as needed to the full Board with respect to such committee’s particular risk oversight responsibilities.
Risk Assessment of Compensation Policies. The Compensation Committee, with the assistance of management, included a risk assessment in its overall review of the Company’s compensation policies and practices in the 2017 Fiscal Year and concluded that they did not, and do not, motivate imprudent risk taking. As further discussed below in Proposal Three (Advisory Approval of the Compensation of the Company's Named Executive Officers) as it relates to the Company’s executive compensation program, the Compensation Committee noted that:

•	the Company’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards Company goals;

•	the Company does not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value;

•	the Company’s long-term incentives do not drive high-risk investments at the expense of long-term Company value; and

•	the Company’s compensation programs are appropriately balanced between cash and equity, and the equity component does not promote unnecessary risk taking.
Based on this assessment, the Compensation Committee and the Board concluded that the Company has a balanced pay and performance program that is consistent with the Company’s business model and long-term goals, and does not promote excessive risk taking.
OWNERSHIP OF SECURITIES
The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of April 17, 2018, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our common stock;

•	each of our named executive officers identified in the “Summary Compensation Table” included in this Proxy Statement on page 24;

•	each of our directors and director nominees; and

•	each of our directors and executive officers as a group.
The following table gives effect to the shares of common stock issuable within 60 days of April 17, 2018 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 60,670,532 shares of common stock outstanding at April 17, 2018 (excluding shares held in treasury). Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned.

Name and Address(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Outstanding (%)
5% Stockholders
BlackRock, Inc.(3)	6,868,993	11.7%
The Vanguard Group.(4)	5,136,834	8.6%
RGM Capital, LLC(5)	3,339,823	5.6%
Gilder, Gagnon, Howe & Co. LLC (6)	3,112,529	5.2%

Named Executive Officers and Directors
Robert P. LoCascio(7)	5,454,556	8.9%
Daniel Murphy(8)	465,212	*
Eran Vanounou(9)	212,500	*
Monica Greenberg(9)	197,325	*
Daryl J. Carlough(9)	81,843	*
Peter Block(10)	201,000	*
Kevin C. Lavan(11)	181,000	*
Jill Layfield(9)	65,000	*
Fred Mossler(9)	65,000	*
William G. Wesemann(12)	315,000	*
Directors and Executive Officers as a group (12 persons)(13)	7,238,436	11.5%

*    Less than 1%.

(1)	Unless noted otherwise, the business address of each beneficial owner is c/o LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, New York 10018.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.

(3)	Based solely on our review of the Schedule 13G/A filed with the SEC on January 17, 2018 by BlackRock, Inc., whose address is 55 East 52nd Street, New York, New York 10022.

(4)	Based solely on our review of the Schedule 13G filed with the SEC on February 7, 2018 by The Vanguard Group, whose address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	Based solely on our review of the Schedule 13G/A filed with the SEC on February 14, 2018 by RGM Capital, LLC., whose address is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109.

(6)	Based solely on our review of the Schedule 13G filed with the SEC on February 13, 2018 by Gilder, Gagnon, Howe & Co. LLC, whose address is 475 10th Avenue, New York, New York 10018.

(7)
Of the total shares held by Mr. LoCascio, 4,686,983 shares of common stock are held indirectly by Mr. LoCascio through Ikon LP, a limited partnership of which Mr. LoCascio is the sole owner. Includes 767,573 shares underlying options that are currently exercisable or that will be exercisable and/or RSUs that have vested or that will vest, in each case at or within 60 days of April 17, 2018. 2,000,000 shares of common stock beneficially owned by Mr. LoCascio are pledged as collateral in connection with a line of credit extended to Mr. LoCascio by UBS.

(8)	Includes 459,362 shares underlying options that are currently exercisable and/or RSUs that have vested, in each case at or within 60 days of April 17, 2018.

(9)	Reflects shares underlying options that are currently exercisable or that will be exercisable and/or RSUs that have vested or that will vest, in each case at or within 60 days of April 17, 2018.

(10)	Includes 195,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 17, 2018.

(11)	Includes 175,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 17, 2018.

(12)
Includes 20,000 shares of common stock that are owned of record by a family trust over which Mr. Wesemann has indirect beneficial ownership. Also includes 205,000 shares of common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of April 17, 2018.

(13)
Includes 2,423,603 shares underlying options that are currently exercisable or that will be exercisable and/or RSUs that have vested or that will vest, in each case at or within 60 days of April 17, 2018 and shares over which the directors and executive officers are indirect beneficial owners. Includes holdings of all directors and executive officers as a group including executive officers not listed above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The members of our Board of Directors, our executive officers and persons who hold more than ten percent of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of the copies of Section 16(a) reports which LivePerson has received from such persons or entities, and the written representations received from the reporting persons that no other reports were required, for transactions in our common stock and their common stock holdings for the 2017 Fiscal Year, LivePerson believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its common stock, other than the following reports for transactions in the 2017 Fiscal Year that were filed late: Robert LoCascio, Daniel Murphy, Monica Greenberg and Daryl Carlough filed one late Form 4 with respect to shares sold in order to cover the reporting person's tax liability incurred in connection with the vesting of the reporting person's restricted stock units on December 16, 2017.
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EXECUTIVE AND DIRECTOR COMPENSATION
Executive Officers
The executive officers of LivePerson, and their ages and positions as of April 17, 2018, are:

Name	Age	Position(s)
Robert P. LoCascio	49	Chief Executive Officer and Chairman of the Board
Christopher E. Greiner	42	Chief Financial Officer
Eran Vanounou	47	Chief Technology Officer
Monica L. Greenberg	49	Executive Vice President, Corporate Development, Strategic Alliances and General Counsel
Alexander Spinelli	45	Global Chief Technology Officer
Daryl J. Carlough	46	Senior Vice President, Global and Corporate Controller

Mr. LoCascio’s biography can be found on page 6 of this Proxy Statement, and is included with the biographies of the other members of the Board. Biographies for our other executive officers are listed below.
Christopher E. Greiner has been our Chief Financial Officer since March 2018. Mr. Greiner, previously served as Chief Financial Officer and Operating Officer of Inovalon Holdings, Inc., a leading technology company providing cloud-based data analytics, intervention and reporting platforms and related support services to companies in the healthcare industry, from November 2016 to February 2018. Prior to this combined role, Mr. Greiner served as Inovalon's Chief Product and Operations Officer, a position he held from May 2013 to November 2016. Prior to joining Inovalon in May 2013, Mr. Greiner served as a Vice President at Computer Sciences Corporation, from November 2012 to April 2013, where he was responsible for financial management of the company's commercial portfolio. From April 1999 to November 2012, Mr. Greiner served as the combined Chief Operating Officer and Chief Financial Officer of IBM's Business Analytics division. Prior to this position, Mr. Greiner was responsible for IBM's global services business based in Shanghai, China, and Tokyo, Japan. Additionally, Mr. Greiner fulfilled multiple roles in finance and operations both within IBM's U.S. business and overseas operations in Australia, India, China, Hong Kong, Taiwan, and Singapore. Mr. Greiner received a Bachelor of Business Administration in Finance and Economics from Baylor University.
Eran Vanounou has been our Chief Technology Officer since February 2014. From February 2012 until February 2014, Mr. Vanounou was a Vice President and the General Manager of Product & Technology at NICE Systems, Ltd. From July 2010 until February 2012, Mr. Vanounou served as Senior Director of Mobile & Embedded Technologies at Oracle Corporation. Additionally, from June 2008 to February 2012, Mr. Vanounou was a Senior Director of Mobile and Embedded Technologies at Sun Microsystems, Inc. Mr. Vanounou received a B.A. from the Interdisciplinary Center of Herzliya, Israel.
Monica L. Greenberg has been our Executive Vice President, Corporate Development, Strategic Alliances and General Counsel since December 2017, our Executive Vice President, Business Affairs and General Counsel from February 2014 to December 2017, and our Senior Vice President, Business Affairs and General Counsel from November 2006 to February 2014. From May 2004 until October 2006, Ms. Greenberg was an independent consultant. From April 2000 until April 2004, Ms. Greenberg served as Vice President, General Counsel and Senior Corporate Counsel of Nuance Communications, Inc. Previously, from January 1999 to March 2000, Ms. Greenberg was the principal of a small business. From July 1996 to December 1998, Ms. Greenberg was associated with the law firm of Wilson Sonsini Goodrich & Rosati in Palo Alto, California. From September 1994 to July 1996, Ms. Greenberg was associated with the law firm of Willkie Farr & Gallagher in New York, NY. Ms. Greenberg received a J.D. from Boston University School of Law where she was a member of the Boston University Law Review, and a B.A. from the University of Pennsylvania.
Alexander Spinelli has served as our Global Chief Technology Officer since March 2018. From May 2013 until February 2018, Mr. Spinelli, was the Director of Software at Amazon, leading the Alexa OS product and software team, and Search Experience. From May 2012 to December 2012, Mr. Spinelli was the Global Chief Technology Officer at McCann Worldgroup. From March 2007 to March 2012, Mr. Spinelli held roles as the Senior Vice President, News and Media Technology and Senior Vice President of Content Technology at Thomson Reuters. From 2006 to 2007, Mr. Spinelli was the Chief Technology Officer of TheStreet.com. From 2003 to 2006, Mr. Spinelli was the Director of Advanced Technology at AXA Technologies Services. From 2001 to 2003, Mr. Spinelli was the Chief Technology Officer of Comedy Central Cable Network. From 1998 to 2000, Mr. Spinelli was the Chief Technology Officer and founder of WeMedia, an online community for people with disabilities. Between 1995 and 1998, Mr. Spinelli held software engineering positions at ACTV Inc, TheGlobe.com, and AirMedia. Mr. Spinelli received an M.B.A. MBA from Duke University's Fuqua Business School, and a M.S. from Mercy College. Mr. Spinelli will spearhead the continued globalization of the company’s technology operations and oversee all current technology centers and their leaders in Israel, Mannheim Germany, NYC, Atlanta and Mountain View, California.
Daryl J. Carlough has served as our Senior Vice President, Global & Corporate Controller since September 2013. Prior to joining LivePerson he was GAIN Capital’s Holdings, Inc. Interim Chief Financial Officer and Treasurer from November 2011 to September 2013. In addition, Mr. Carlough had served as the Chief Accounting Officer and Corporate Controller from December 2009 of GAIN Capital Holdings, Inc. From August 2006 to December 2009, Mr. Carlough served as Director of Finance at L-1 Identity Solutions, Inc. From April 2005 to August 2006, Mr. Carlough served as Assistant Corporate Controller at Viisage Technology, which merged into L-1 Identity Solutions, Inc. in August 2006. Prior to that, Mr. Carlough served at The Macgregor Group as Corporate Controller, from July 2001 to April 2005, which was acquired by Investment Technology Group. In his prior positions, Mr. Carlough specialized in domestic and international matters for mergers and acquisitions, tax matters, SEC reporting, treasury, human resources, internal controls and accounting. Mr. Carlough started his career at Ernst & Young LLP. He is a Certified Public Accountant and a Chartered Global Management Accountant, and he received an MBA and MS in Accounting from Northeastern University, as well as a BS in Business Administration in Finance from Stonehill College.
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the compensation program as it relates to our Named Executive Officers identified in the Summary Compensation Table below. In this section, we first discuss our governance practices and executive compensation program objectives and strategies. Next, we review the process the Compensation Committee follows in deciding how to compensate our Named Executive Officers. We then present an overview of the compensation structure and specific pay elements of our executive compensation program, as well as a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our Named Executive Officers for the 2017 Fiscal Year.
The Compensation Committee structures our executive compensation program in a manner that it believes does not promote inappropriate risk taking by our executives, but rather encourages management to take a balanced approach, focused on achieving our corporate goals. A more complete discussion regarding the Compensation Committee’s risk assessment process can be found in the section of this Proxy Statement entitled “Risk Assessment of Compensation Policies.”

The Compensation Committee believes our executive compensation programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. As has been the case in the past, the Compensation Committee will consider any stockholder concerns and feedback on its executive compensation programs that it receives. Also, in determining executive compensation for the 2017 Fiscal Year, the Compensation Committee considered the overwhelming stockholder support that the “Say-on-Pay” proposal received at our 2017 annual meeting of stockholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation. Further, consistent with the results of our stockholder vote regarding the frequency of future advisory votes on executive compensation at our 2017 annual meeting of stockholders, the Company will hold an advisory vote on the compensation of our Named Executive Officers every year until the next required vote on the frequency of advisory votes on the compensation of Named Executive Officers.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
Compensation Governance

•	Perquisites. We do not provide special benefits, perquisites or supplemental retirement plans to our Named Executive Officers.

•	Tax Gross-Ups. We do not provide any tax gross-ups to our Named Executive Officers.

•	Independence. Our Compensation Committee is comprised solely of independent directors.

•
Periodic Review. The Compensation Committee reviews our compensation practices and program to ensure that our Named Executive Officers are compensated in a manner consistent with our business strategy, competitive market practice, sound corporate governance principles and stockholder interests.

•
Risk Analysis. Our executive compensation program is structured to avoid inappropriate risk taking by our Named Executive Officers by having the appropriate pay philosophy tied to reasonable business objectives. The Compensation Committee has concluded that the Company’s executive compensation program is reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on our Company.

•
Hedging. Our Insider Trading Policy prohibits hedging of Company stock or the use of Company stock and any other transactions which could reasonably cause our officers to have interests adverse to our stockholders.

Compensation Objectives and Strategy
The Company’s executive compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, to align incentives with the Company’s fiscal performance, and to reward officers’ individual performance against objectives important to achieving the Company’s strategic and operational goals, and the creation of long term value for stockholders. The primary objectives of the program are to:

•	align incentives, including bonus targets, performance metrics and equity, with Company fiscal performance as well as achievement of strategic objectives that create stockholder value;

•	retain and encourage high potential team players to build a career at the Company;

•	provide incentives that are cost-efficient, competitive with other organizations and fair to employees and stockholders; and

•	design a balanced approach to compensation that properly aligns incentives with Company performance and stockholder value and does not promote inappropriate risk taking.
Working with management, the Compensation Committee has developed a compensation, bonus and benefits strategy designed to reward performance and reinforce a culture that the Compensation Committee believes will promote long-term success.
The compensation program rewards team accomplishments and promotes individual accountability. Compensation for employees, including the named executive officers, depends primarily on Company results, against target goals, with additional performance measures to take into account individual performance against defined objectives tied to the Company’s strategic goals. The goal of the overall program is to maintain a strong relationship between individual efforts, Company results and financial rewards.
A portion of total compensation is placed at risk through annual and long-term incentives. The combination of incentives is designed to balance annual operating objectives and Company earnings’ performance with longer-term stockholder value creation.
We seek to provide competitive compensation that is commensurate with performance. We target compensation within an appropriate range above and below the market median, and calibrate both annual and long-term incentive opportunities to generate less-than-median payouts when goals are not fully achieved and greater-than-median payouts when goals are exceeded.
We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers. The vesting schedules attached to option awards (service-based vesting, generally 25% per year over four years) reinforce this long-term orientation. The Company began granting restricted stock units in 2015 and has done so to date on a discretionary basis. The vesting schedules attached to restricted stock units vary, but generally have consisted of either service-based vesting, most often 25% after the first year with the balance vesting in equal quarterly installments over the following 36 months, and/or may include performance metrics as the sole, or component of, vesting conditions.
We utilize a well-proportioned mix of cash and equity based compensation, which includes retention and performance features putting compensation at-risk, and which produces both short-term and long-term performance incentives and rewards. By following this approach, we provide each of our Named Executive Officers with a measure of security in the base compensation that the individual is eligible to receive, while motivating the executive to focus on the achievement of goals utilizing business metrics that will produce a high level of performance for the Company, as well as incentives for executive retention. The mix of metrics used for the annual bonus plan and the Stock Incentive Plan likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance. Maintaining this pay mix results, fundamentally, in a pay-for-performance orientation for our executives.
Process for Determining Executive Compensation
The Compensation Committee provides overall guidance for our executive compensation policies. The Compensation Committee reviews executive compensation and market and peer compensation data annually, in conjunction with annual operational and financial planning for the current fiscal year, and also periodically as needed for specific executive compensation issues that may arise at other times.
The Compensation Committee makes final determinations regarding compensation for the Chief Executive Officer and our executive officers in its sole discretion. Our Chief Executive Officer and head of human resources assist the Compensation Committee by presenting market and peer compensation data, proposals and recommendations to the Compensation Committee, information on Company and individual performance of the Named Executive Officers and management’s perspective and recommendations on compensation matters (except that the Chief Executive Officer recuses himself from that portion of the Compensation Committee meetings involving his own compensation).
The head of human resources also works with our Chief Executive Officer to assist the Compensation Committee and plays a role administering our compensation program for other executives. In particular, our Chief Executive Officer and the head of human resources together determine the base compensation and target bonus levels to recommend to our Compensation Committee for all of our other executive officers. Our Chief Executive Officer and the head of human resources also recommend to our Compensation Committee the annual bonus payout for our executive officers, based upon overall Company performance as well as individual performance against defined objectives aligned to the strategic goals of the Company.
Use of Outside Advisors and Market Data
In making its determinations with respect to executive compensation, the Compensation Committee has the authority to retain the services of a third party compensation consultant, and has done so from time to time to evaluate and assist in the process of determining an appropriate compensation structure.

The Company also periodically engages an outside compensation consultant to provide market and peer compensation data and other insight.  Our Chief Executive Officer provides this data and other insight from time to time to the Compensation Committee for its consideration. In 2017, the Company retained the continued services of independent compensation consultants the Centurion Group.  The Centurion Group provided advice related to the Company's 401(k) plan as our financial adviser of record. The Centurion

Group works directly with the Company’s 401(k) Committee to review the 401(k) plan investment opportunities and financial performance on a quarterly basis. The Centurion Group provided no other services to the Company in 2017. Our Chief Executive Officer also provided to the Compensation Committee compensation data provided by a third party service, Radford, a provider of worldwide salary surveys and data for compensation and employee benefit programs in the technology industry, focused primarily on small and mid-sized technology companies, which are the most comparable peer group for the Company.  The compensation data provided by Radford is aggregated across companies based on size and geographic region and provides general information about compensation levels of similarly sized companies in the geographic areas where our employees are located.

Pay Levels
Pay levels for each of our Named Executive Officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for our Named Executive Officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.
After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee reviews and approves target total compensation opportunities for executives based on the need to attract, motivate and retain an experienced and effective management team.
Relative to the competitive market data, the Compensation Committee generally intends that the salary and target annual incentive opportunity for each executive will be within a reasonable range of the median of the competitive market.
As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.
Compensation Structure
Pay Elements - Overview
The Company utilizes four main components of compensation:

•	Base Salary - fixed pay that takes into account an individual’s role and responsibilities, experience, and expertise.

•
Annual Incentive - variable pay that is designed to reward attainment of annual business goals. Executives are eligible for an annual cash incentive payment and performance-based restricted stock units based on the achievement of a combination of Company performance as well as individual performance against defined objectives tied to the Company’s strategic and fiscal objectives. In the case of executives whose primary objective is revenue generation, incentive compensation may take the form of commissions tied to revenue as well as other Company and individual performance metrics.

•
Long-Term Incentives - the Company’s equity based incentive plan allows for awards that may include stock options, stock appreciation rights, restricted stock, performance shares and other stock based awards, including restricted stock units and deferred stock units. To date, the Company has used only stock options and restricted stock units for long-term incentive awards. Stock options are typically granted on or after the first year of service, and occasionally to new hires in key roles, and may also be granted from time to time during an employee’s continued tenure. Restricted stock units are granted on a discretionary basis from time to time as determined to be appropriate by the Compensation Committee. All equity awards granted to date are subject to certain vesting conditions, as described more fully below.

•
Benefits and Perquisites - the Company offers certain benefits, including medical, dental and life insurance benefits, a deferred compensation program, and retirement savings that it considers to be consistent with industry practices and important for competitive recruitment and retention. The Named Executive Officers are eligible to participate in these programs on the same basis as our other employees. The Company does not offer special benefits such as supplemental executive retirement plans, perquisites, tax gross-ups or tax equalization.

Pay Elements - Details

1.	Base Salary
The Compensation Committee annually reviews officer salaries and makes adjustments as warranted based on individual responsibilities and performance, Company performance in light of market conditions and competitive practices. Salary adjustments are generally approved during the first quarter of the calendar year and implemented during the second quarter.
In 2017, the level of salary increase for our executive officers ranged from 3% to 13% based on individual performance, market and peer compensation data and level of responsibility. The Compensation Committee increased the base salaries of certain of our Named Executive Officers as follows: Mr. LoCascio — increase of $16,200 or 3% as a market adjustment, resulting in a base salary of $556,200; Mr. Murphy — increase of $12,600 or 3% as a market adjustment, resulting in a base salary of $432,600; Ms. Greenberg — increase of $10,500 or 3% as a market adjustment, resulting in a base salary of $362,500; Mr. Vanounou— increase of $45,045 or 13% as a market adjustment, resulting in a base salary of $358,824; and Mr. Carlough — increase of $10,000 or 4% as a market adjustment, resulting in a base salary of $280,000.

2.	Annual Incentive Compensation
Our Named Executive Officers are eligible for annual incentive compensation under a bonus plan for each year. The plan is designed to provide awards to such individuals as an incentive to contribute to both revenue growth and profitability on a team basis and as an incentive to meet individual objectives that relate to overall Company goals.
Bonuses are based on the Company’s overall financial performance and are contingent upon the attainment by the Company of certain performance targets established by the Compensation Committee, which may include from time to time:

•	earnings per share;

•	gross or net revenues;

•	revenue per employee;

•	adjusted EBITDA(*);

•	adjusted EBITDA per share(*);

•	attainment of strategic milestones;

•	attainment of product innovation or delivery objectives; or

•	such other goals established by the Committee.
(*)    “Adjusted EBITDA” means net (loss) income, provision for (benefit from) income taxes, other (expense) income, net, depreciation and amortization, stock-based compensation, restructuring costs, acquisition costs and other non-cash charges. “Adjusted EBITDA per share” means adjusted EBITDA divided by weighted average shares outstanding. See the financial table in Appendix A for more information on non-GAAP financial measures relevant to the 2017 bonus payments for our Named Executive Officers and the reconciliation of these measures to GAAP measures.
The Compensation Committee retains discretion to adjust the bonus amount paid to any employee or executive up or down, regardless of that person’s target bonus or specific corporate performance metrics. There are no maximum payouts, and generally no minimum thresholds for individuals, although certain Named Executive Officers’ bonus payouts are subject to minimum threshold amounts as further described below. Bonuses are typically paid in cash after the end of the performance period in which they are earned.
We have set forth below certain of the metrics and discretion applied in calculating the 2017 bonus payments for our Named Executive Officers.
During its annual review of compensation in 2017, the Compensation Committee set the 2017 bonus target amounts for each executive, an adjusted EBITDA target of $18.2 million, and various other goals associated with the Company’s strategic objectives and individual objectives set forth below.

With respect to actual bonus payments for 2017, the Committee, in consultation with the Company’s Chief Executive Officer, evaluated the Company’s achievement of key strategic and product milestones, as well as the Company’s 2017 adjusted EBITDA performance of $18.4 million against the Company's 2017 adjusted EBITDA target of $18.2 million, and, in its discretion, determined to fund the 2017 bonus pool for the overall employee base at 100% (inclusive of Company payroll taxes associated with bonus payments to be made).  The actual percentage payout for each executive was further determined by the Committee’s subjective assessment of each individual’s performance and achievement of such individual’s strategic objectives, together with Company fiscal performance, resulting in a payout between 100% and 112% for each executive who received a bonus, with payouts being rounded to the nearest whole number.  This payout range excludes an additional one-time cash payment of $1,000,000 for Mr. LoCascio as part of a comprehensive review by the Compensation Committee, discussed further below. The actual bonus payments made for 2017 Fiscal Year performance for each named executive officer were determined as follows:

Chief Executive Officer. During its annual review of compensation in 2017, the Compensation Committee set the bonus target amount for Mr. LoCascio at $475,000. As part of the comprehensive review by the Compensation Committee of applicable market and benchmarking data, with assistance and input from the Compensation Committee’s independent executive compensation consultant, together with a review of certain strategic achievements by the Company, on December 28, 2017, the Compensation Committee approved a bonus target of $611,820. Based on the Committee’s overall discretion with respect to the maximum payout achievable as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic goals related to overall strategy, new product adoption, and marketing strategy, the Compensation Committee approved a 2017 payout of 100% of the bonus target amount, or $611,820 for this executive. In addition, in consideration for services already provided, as part of the comprehensive review by the Compensation Committee of applicable market and benchmarking data, with assistance and input from the Compensation Committee’s independent executive compensation consultant, together with a review of certain strategic achievements by the Company, on December 28, 2017, the Compensation Committee approved and the Company granted to Mr. LoCascio a one-time cash payment of $1,000,000
Chief Financial Officer. During its annual review of compensation in 2017, the Compensation Committee set the bonus target amount for Mr. Murphy at $210,000. Based on the Committee’s overall discretion with respect to the maximum payout achievable as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic goals related to financial planning and management, operational and business support, and consistent with the terms of Mr. Murphy's transition agreement, the Compensation Committee approved a 2017 payout of 100% of the bonus target amount, or $210,000 for this executive.
Chief Technology Officer. During its annual review of compensation in 2017, the Compensation Committee set the bonus target amount for Mr. Vanounou at $206,891. Based on the Committee’s overall discretion with respect to the maximum payout achievable as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic and operational goals related to delivery of new products, enhancement and scalability of existing technology infrastructure, and ongoing technology talent recruitment, the Compensation Committee approved a 2017 payout of 100% of the bonus target amount, or $206,891 for this executive.
Executive Vice President, Corporate Development, Strategic Alliances and General Counsel. During its annual review of compensation in 2017, the Compensation Committee set the bonus target amount for Ms. Greenberg at $125,000. Based on the Committee’s overall discretion with respect to the maximum payout achievable as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic goals related to business support, litigation management, rollout of new products, and intellectual property matters, the Compensation Committee approved a 2017 payout of 100% of the bonus target amount, or $125,000 for this executive.
Senior Vice President, Global and Corporate Controller. During its annual review of compensation in 2017, the Compensation Committee set the bonus target amount for Mr. Carlough at $125,000. Based on the Committee’s overall discretion with respect to the maximum payout achievable as discussed above, together with the Committee’s subjective assessment of this executive’s performance against non-metric strategic goals related to financial, operational and business support, the Compensation Committee approved a 2017 payout of 112% of the bonus target amount, or $140,000 for this executive.

3.	Long-term Incentives - Equity-Based Awards
The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interests of our Named Executive Officers and our stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. The Compensation Committee may grant equity incentives under the Company’s 2009 Stock Incentive Plan in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares and other stock-based awards, including, without limitation, restricted stock units

(RSUs) and deferred stock units. The exercise price for stock options is the grant date closing market price per share. Historically, the Compensation Committee has granted stock options that provide for service-based vesting in four equal annual installments beginning on the first anniversary of the grant date. Prior to 2015 the Compensation Committee did not grant restricted stock units and has since used restricted stock units on a discretionary basis. To date, restricted stock units that have been granted provide either for service-based vesting, usually consisting of 25% on the first anniversary of the grant date with quarterly vesting over the following 3 years, and/or performance-based vesting conditions. All restricted stock units granted to Names Executive Officers contain time-based vesting conditions.
The Company typically grants stock options on or after the first anniversary of hire for new employees or upon hire for new employees in key roles and, for existing employees, including officers, we grant options from time to time during the time they are employed by the Company, generally once per year or less frequently. Option grants for existing employees are reviewed annually and this has typically occurred toward the middle of the calendar year. The Company also grants restricted stock units on a discretionary basis from time to time as determined to be appropriate by the Compensation Committee.
The Compensation Committee has not granted stock based awards other than stock options and restricted stock units in the past. The Compensation Committee will evaluate the mix of stock options, restricted stock units and other stock based awards in the future to provide emphasis on preserving stockholder value generated in recent years while providing incentives for continued growth in stockholder value.
Each year, the Compensation Committee approves a total pool of equity awards available to grant in the year, after considering the following factors, in its discretion: potential dilution impact of the equity grants; stock-compensation expense related to the equity grants; and the equity grant history and total outstanding equity amounts of similarly situated companies, to the extent available. The Compensation Committee considers similarly situated companies to be those with similar market capitalization, revenue levels, and similar industry presence and product offerings such as the “software as a service” peer companies discussed above.
Following the determination by the Compensation Committee of the size of the total pool of equity available for grant in a given year, the Chief Executive Officer and the head of human resources make recommendations to the Compensation Committee concerning the allocation of the available pool of equity among specific employees and executive officers, after considering the following factors, in their discretion: existing equity holdings, including vesting status, strike price and quantity; responsibility level of employee; compensation (salary and incentive) structure of the employee; and the desire to allocate equity to those individuals who, by their retention, are expected to drive long term value for the Company.
The Compensation Committee reviews and approves the allocation of individual grants from the approved pool with heavy reliance on the recommendations of management based on these factors, and then may grant approval or make adjustments in its discretion based on the factors enumerated above, along with more generalized or subjective factors such as employment market conditions and employee retention goals, market norms, and general climate for stockholder relations and expectations, dilution and other factors that the Committee may deem appropriate.
In 2017, we granted stock options to our Named Executive Officers ranging from 20,000 to 80,000 options to purchase shares of stock and restricted stock units of 250,000 shares based on individual and Company performance, then-current stock option holdings, market conditions and level of responsibility. In performing its review of our Chief Executive Officer’s equity compensation, the Compensation Committee considered market data, data regarding equity compensation practices for chief executive officers of comparable companies, and the total amount, vesting status and the strike prices of historic equity grants received by this executive. The Committee also considered the significant roles Mr. LoCascio, Mr. Murphy, Ms. Greenberg, Mr. Vanounou and Mr. Carlough play in driving the Company’s performance and setting its strategic priorities, as well as their overall level of performance. Based on all of these factors, the Committee determined that it was in the best interest of the Company and its stockholders to grant each of Mr. LoCascio, Mr. Murphy, Ms. Greenberg, Mr. Vanounou options to purchase 80,000 shares of stock and Mr. Carlough with options to purchase 20,000 shares. In addition, Mr. LoCascio received 250,000 restricted stock unit awards on December 28, 2017 which vest in one third increments on each of December 28, 2018, December 28, 2019 and December 28, 2020.

4.	Other Benefits and Perquisites
We do not offer special perquisites to our Named Executive Officers. The Company’s executive compensation program includes standard benefits that are also offered to all employees. These benefits include participation in the Company’s 401(k) plan accounts, including Company matching contributions, and Company-paid medical benefits and life insurance coverage. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. The Company currently matches employee contributions to the participants’ 401(k) plan accounts up to a maximum matching contribution of $6,000. In 2015, the Compensation Committee adopted the Deferred Compensation Plan. Certain key employees of the Company, including our Named Executive Officers and members of our Board of Directors, are eligible to participate in the Deferred Compensation Plan and generally may defer the receipt of a portion of their base salary, bonus and/or directors’ fees until distribution (which may occur upon the following events: a specified time, a separation from service, death, disability, change of control, or financial hardship that arises in connection with an unforeseeable emergency). To date, Mr. Carlough is the only Named Executive Officers who has elected to participate in the Deferred Compensation Plan. The Company may make discretionary or matching contributions to the Deferred Compensation Plan, which may or may not be subject to vesting, but has not done so to date.
Pay Elements - Evaluation of Individual Performance
In addition to the description of the Compensation Committee’s evaluation provided above, the Compensation Committee also structures and implements specific forms of compensation for the Named Executive Officers to reflect each Named Executive Officer’s individual performance and contribution to the Company. Below are certain of the objectives that each Named Executive Officer’s performance is measured against:
Chief Executive Officer. For 2017, the salary of Mr. LoCascio was reviewed by the Compensation Committee. Adjustments were made based on peer group data, historical salary level, the Company’s performance in the previous year as compared to the financial plan and strategic achievements. Mr. LoCascio’s annual incentive compensation is determined based on peer group data as well as the Company’s performance against objectives, in particular related to performance against adjusted EBITDA target and Company strategic achievements accomplished. Strategic achievements include long term objectives related to product and business strategy. Each of these components contributes to the determination of the bonus amount, which can then be adjusted up or down by the Compensation Committee in its discretion. Mr. LoCascio’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants), existing common stock holdings, strategic achievements and the Company’s performance in the previous year as compared to the financial plan. The actual amount of incentive equity granted is determined by the Compensation Committee in its discretion.
Chief Financial Officer. For 2017, the salary of Mr. Murphy was reviewed by the Compensation Committee in response to the recommendation of our Chief Executive Officer and based on peer group data. Mr. Murphy’s annual incentive compensation is calculated based on the Company’s achievement of fiscal objectives as well as Mr. Murphy’s achievement of individual objectives tied to the Company’s goals such as global financial infrastructure and strategic objectives. Mr. Murphy’s incentive equity is determined based on peer group data. The actual amount of incentive equity granted is recommended by the Chief Executive Officer in his discretion, and approved by the Compensation Committee in its discretion.
Chief Technology Officer. For 2017, the salary of Mr. Vanounou was reviewed by the Compensation Committee in response to the recommendation of our Chief Executive Officer and based on peer group data as well as the officer’s historical salary levels and individual performance. Mr. Vanounou’s annual incentive compensation is calculated based on the Company’s achievement of fiscal objectives as well as Mr. Vanounou’s achievement of individual objectives tied to the Company’s goals related to product delivery, product strategy, technology and hosting infrastructure. Mr. Vanounou’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants) and individual and Company performance in the previous year as compared to the financial and operating plan, particularly in those areas under the general discretion of the officer. The actual amount of incentive equity granted is recommended by the Chief Executive Officer in his discretion, and approved by the Compensation Committee in its discretion.
Executive Vice President, Corporate Development, Strategic Alliances and General Counsel. For 2017, the salary of Ms. Greenberg was reviewed by the Compensation Committee in response to the recommendation of our Chief Executive Officer and based on peer group data, as well as the officer’s historical salary levels and individual performance. Ms. Greenberg’s annual incentive compensation is calculated based on the Company’s achievement of fiscal objectives as well as Ms. Greenberg’s achievement of individual objectives tied to the Company’s goals. Ms. Greenberg’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants) and individual and Company performance in the previous year as compared to the financial and operating plan, particularly in those areas under the general discretion of the officer. The actual amount of incentive equity granted is recommended by the Chief Executive Officer in his discretion, and approved by the Compensation Committee in its discretion.
Senior Vice President, Global and Corporate Controller. For 2017, the salary of Mr. Carlough was reviewed by the Compensation Committee in response to the recommendation of our Chief Executive Officer and based on peer group data, as well as the officer’s historical salary levels and individual performance. Mr. Carlough’s annual incentive compensation is calculated based on the Company’s achievement of fiscal objectives as well as Mr. Carlough’s achievement of individual objectives tied to the Company’s goals. Mr. Carlough’s incentive equity is determined based on peer group data, historical equity grants (including the amount, exercise prices and vesting status of previous grants) and individual and Company performance in the previous year as compared to the financial and operating plan, particularly in those areas under the general discretion of the officer. The actual amount of incentive equity granted is recommended by the Chief Executive Officer in his discretion, and approved by the Compensation Committee in its discretion.

Stock Ownership Guidelines
Currently, we do not have specific share retention or ownership guidelines for our executives. However, we encourage our executives to hold an equity interest in our Company. Each of our executive officers retains substantial equity value in our Company in the form of common stock, and/or vested and unvested stock options.
Post-Termination Compensation and Benefits
Certain employment agreements with our executive officers provide for severance payments and benefits upon an involuntary termination of employment, or resignation for “good reason” (as defined in the agreement). In addition, certain executives are entitled to partial vesting acceleration in the event they are involuntary terminated or resign for good reason in connection with a change in control. The Compensation Committee believes the terms of these agreements are fair and reasonable and are in the best interests of the Company and our stockholders. Additional details regarding the employment agreements with our executives, including a description of the severance payments and benefits payable to our executives as well as estimates of amounts payable upon termination of employment, are disclosed in the sections of this Proxy Statement entitled “Employment Agreements for our Named Executive Officers” and “Potential Payments Upon Termination or Change-in-Control.”
Prohibition Against Certain Equity Transactions
Our Insider Trading Policy prohibits our officers from engaging in “short” sales or other transactions involving LivePerson-based derivative securities which could reasonably cause our officers to have interests adverse to our stockholders. “Short” sales, which are sales of shares of common stock by a person that does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline. We prohibit our officers from entering into “short” sales because such transactions signal to the market that the officer has no confidence in us or our short-term prospects and may reduce the officer’s incentive to improve our performance. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales. Our officers are also prohibited from trading in LivePerson-based put and call option contracts, transacting in straddles and similar transactions. These transactions would allow someone to continue to own the covered securities, but without the full risks and rewards of ownership. If an officer were to enter into such a transaction, the officer would no longer have the same objectives as our other stockholders.
Compensation Recovery Policy
We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our Named Executive Officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. However, our amended and restated 2009 Stock Incentive Plan specifically provides that the terms and conditions of an equity grant made pursuant to that plan might include compensation recovery provisions, as may be determined by the Board at the time of grant.
Compensation Committee Discretion
The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishments and/or consummation of acquisitions, divestitures, capital improvements to existing properties, or other management objectives.
Tax and Accounting Considerations
In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to its executives. However, to maintain maximum flexibility in designing compensation programs, the Compensation Committee will not limit compensation to those levels or types of compensation that are intended to be deductible.

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain executive officers of a publicly-traded corporation. Beginning January 1, 2018, with the passage and signing of the Tax Cuts and Jobs Act (the “Act”), the limitations under Section 162(m) apply to the Company's Chief Executive Officer, Chief Financial Officer, the Company’s other named executive officers, and anyone who was a covered person after December 31, 2016. Prior to January 1, 2018, certain performance-based compensation was excluded from the deduction limitations. In light of the Act, beginning January 1, 2018 (with certain limited exceptions for grandfathered arrangements) under the amendment’s transition rule, the Company will be denied a deduction for any compensation exceeding $1,000,000 for such covered individuals, regardless of whether the compensation is qualified as performance-based compensation under Section 162(m). However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that will not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the company and its stockholders.

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A. We have not agreed to pay any Named Executive Officer a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A.
The Compensation Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.
Conclusion
The ultimate level and mix of compensation is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
Submitted by the Compensation Committee of the Company’s Board of Directors:
Peter Block (Chair)
Kevin C. Lavan
Jill Layfield
Fed Mossler
William G. Wesemann
The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table
The following table sets forth the compensation earned for all services rendered to us in all capacities in each of the last three fiscal years, by the following executive officers of the Company, whom we refer to as our Named Executive Officers.
Following the table is a discussion of material factors related to the information disclosed in the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert P. LoCascio Chief Executive Officer	2017	552,150	1,000,000	(3)	2,875,000	259,200	611,820	31,450	(4)	5,329,620
	2016	540,536	—		—	—	380,000	17,096		937,632
	2015	534,038	—		1,134,100	—	380,000	18,381		2,066,519

Daniel R. Murphy (5) Chief Financial Officer	2017	429,450	—		—	259,200	210,000	26,692	(4)	925,342
	2016	420,536	—		—	—	157,500	20,174		598,210
	2015	415,288	—		1,134,100	—	168,000	28,711		1,746,099

Eran Vanounou(6) Chief Technology Officer	2017	393,417	—		—	259,200	206,891	154,825	(7)	1,014,333
	2016	348,372	—		—	—	158,201	64,473		507,448
	2015	330,973	—		1,237,200	—	94,603	61,795		1,724,571

Monica L. Greenberg Executive Vice President, Corporate Development, Strategic Alliances and General Counsel	2017	359,920	—		—	259,200	125,000	16,094	(4)	760,214
	2016	352,525	—		—	—	100,000	10,867		463,392
	2015	347,928	—		670,150	—	100,000	13,870		1,131,948

Daryl J. Carlough Senior Vice President, Global and Corporate Controller	2017	277,500	—		—	64,800	140,000	23,634	(4)	505,934
	2016	269,150	—		—	—	106,575	15,204		390,929
	2015	261,459	—		206,200	—	88,000	20,160		575,819

(1)
Amounts represent the aggregate grant date fair value for restricted stock units and stock options granted in the fiscal year computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, and in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officers and there is no assurance that these grant date fair values will ever be realized by the Named Executive Officers. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to Note 1 of LivePerson’s consolidated financial statements contained in our Annual Report on Form 10-K for the 2017 Fiscal Year, as filed with the SEC.

(2)
The performance-based, annual cash incentive bonuses earned in 2017 and paid in 2018 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2017, those earned in 2016 and paid in 2017 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2016 and those earned in 2015 and paid in 2016 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” for 2015.

(3)	On December 28, 2017, the Compensation Committee approved and the Company granted a one-time cash payment of $1,000,000 to Mr. LoCascio in connection with the restatement of his employment agreement.

(4)
Amount includes: (i) $45 for premiums for term life insurance paid by us on behalf of Mr. LoCascio, Mr. Murphy, Ms. Greenberg, and Mr. Carlough (ii) $6,000 for matching contributions to 401(k) plans paid by us on behalf of Mr. LoCascio, Mr. Murphy, Ms. Greenberg, and Mr. Carlough, and (iii) $25,404, $20,647, $9,269, and $16,809 for Mr. LoCascio, Mr. Murphy, Ms. Greenberg, and Mr. Carlough respectively, for health, dental, vision and disability insurance, and (iv) $780 for transit paid by us on behalf of Ms. Greenberg and Mr. Carlough.

(5)
On November 9, 2017, the Company and Mr. Murphy entered into a Separation Agreement and General Release. Mr. Murphy served as the Company’s Chief Financial Officer through November 9, 2017, at which time he began a transition period scheduled to end on February 16, 2018 when Mr. Murphy’s employment with the Company ceased. Further information regarding this agreement is included under the section entitled “Potential Payments Upon Termination or Change-in-Control”.

(6)
Payments to Mr. Vanounou were made in Israeli New Shekels, or NIS. For the 2017 Fiscal Year, an average exchange rate of approximately U.S. $1.00/NIS 3.56 was used to calculate amounts for Mr. Vanounou with respect to amounts under “Salary,” “Non-Equity Incentive Plan Compensation,” and "All Other Compensation".

(7)
Amount includes: (i) 82,122 for employer contributions to Mr. Vanounou’s study fund, (ii) $22,644 for employer contributions to Mr. Vanounou’s executive insurance fund, (iii) $6,320 for employer contributions to Mr. Vanounou’s education fund, (iv) $1,472 for employer contribution to Mr. Vanounou’s disability insurance, (v) $10,139 for employer contribution to the Israeli National Insurance Fund , (vi) $31,438 for statutory contributions to Mr. Vanounou’s severance fund, and (vii) $690 paid as a convalescence allowance as required under Israeli labor law.

Employment Agreements for our Named Executive Officers
Robert P. LoCascio, our Chief Executive Officer, was originally employed pursuant to an employment agreement entered into as of January 1, 1999. After its initial term, which expired on December 31, 2001, our agreement with Mr. LoCascio extended automatically for one-year terms beginning on each of January 1 in 2002 and 2003. Beginning in 2004, Mr. LoCascio’s employment with us has been at will, but was otherwise subject to the terms of the employment agreement, unless we agreed with Mr. LoCascio in writing to alter the terms. Following a comprehensive review by the Compensation Committee of the Board of Directors of applicable market and benchmarking data, with advice and input from the Compensation Committee’s independent executive compensation consultant, together with a review of certain strategic achievements by the Company, the Compensation Committee determined that it was in the best interest of the Company to enter into an updated employment agreement with Mr. LoCascio. Accordingly, an updated employment agreement was entered into with an effective date of December 27, 2017 (the “CEO Agreement”).
The term of the CEO Agreement commenced on December 31, 2017 and shall continue until December 31, 2020, with automatic extensions for successive one (1) year periods thereafter (the initial term with any successive term, the “Term”), unless either party provides written notice of non-renewal at least 90 days’ prior to the end of the then applicable Term, or unless earlier terminated by either party in accordance with the terms thereof.
The CEO Agreement provides, among other terms and conditions, for an updated compensation package for Mr. LoCascio. Pursuant to the CEO Agreement, Mr. LoCascio will receive a current base salary of $611,820, subject to annual review and increase by the Board in its discretion. Mr. LoCascio is also eligible to receive a target annual bonus equal to 100% of his base salary, which target percentage is subject to annual increase by the Board in its discretion, and a maximum potential payment of 200% of target. The actual amount of the annual bonus for a given year is to be determined by the Board based on achievement of the relevant performance goals and metrics established by the Compensation Committee on an annual basis, the overall financial performance of the Company and such other factors as the Compensation Committee in its sole discretion shall deem reasonable and appropriate (the “CEO Bonus”). At the written election of Mr. LoCascio, the CEO Bonus, if any, (or portion thereof) may be paid in fully vested shares of common stock of the Company having a fair market value at the time of issuance equivalent in an amount equal to the portion of the CEO Bonus that Mr. LoCascio elects to convert into shares. In the event Mr. LoCascio remains employed by the Company or a successor entity following a Change of Control (as such term is defined in the CEO Agreement), the CEO Bonus for the then-current year shall be equal to the greater of (i) 100% of the amount of the CEO Bonus actually paid to Mr. LoCascio for the immediately preceding calendar year or (ii) the bonus target amount for the CEO Bonus for the then current year; provided that if the CEO Bonus for the calendar year preceding the Change of Control has not been determined prior to the Change of Control, the amount of such bonus shall be determined by the Board and shall not be less than the target bonus for such year. In no event will the Company be obligated to pay more than one CEO Bonus for the same annual period.

In addition, in consideration for services already provided, as part of the comprehensive review by the Compensation Committee of applicable market and benchmarking data, with assistance and input from the Compensation Committee’s independent executive compensation consultant, together with a review of certain strategic achievements by the Company, on December 28, 2017, the Compensation Committee approved and the Company granted to Mr. LoCascio (i) a one-time cash payment of $1,000,000 and (ii) 250,000 restricted stock units of the Company, which vest in one third increments on each of December 28, 2018, December 28, 2019 and December 28, 2020.
The CEO Agreement also provides that during the Term and for a period of (A) 12 months following a termination or cessation of employment in the event of a termination or cessation for which Mr. LoCascio is not receiving the base salary continuation portion of any severance or (B) 18 months following a termination or cessation of employment in the event of a termination or cessation for which Mr. LoCascio is receiving the base salary continuation portion of his severance, Mr. LoCascio is subject to restrictive covenants of (i) noncompetition, (ii) nonsolicitation of employees and independent contractors, and (iii) noninterference with customers, clients, prospective customers or clients. Additionally the CEO Agreement provides that payments may be subject to forfeiture or recoupment if required by law or regulation to which the Company becomes subject, or in the event of the Mr. LoCascio’s acts of embezzlement, fraud or dishonesty involving the Company or its affiliates that result in financial loss to the Company or its affiliates.
The CEO Agreement provides for certain payments upon Mr. LoCascio’s termination. Please refer to the next section “Potential Payments Upon Termination or Change-in-Control” for additional description of those termination payments.
Daniel R. Murphy, the former Chief Financial Officer, was party to an employment agreement with us, dated as of March 27, 2011, that covered the terms and conditions of Mr. Murphy’s employment. On November 9, 2017, the Company and Mr. Murphy entered into a Separation Agreement and General Release. Mr. Murphy served as the Company’s Chief Financial Officer through November 9, 2017, at which time he began a transition period that ended when Mr. Murphy's employment with the Company ceased in February 2018. Further information regarding this agreement is included under the section entitled “Potential Payments Upon Termination or Change-in-Control”.
Eran Vanounou, our Chief Technology Officer, is party to an employment agreement with us, dated as of November 7, 2013, that covers the terms and conditions of Mr. Vanounou’s employment. Upon annual review in April 2018, Mr. Vanounou's annual base salary and annual target bonus remained unchanged to 1,378,000 NIS and 736,000 NIS, respectively. The employment agreement we entered into with Mr. Vanounou provides for us to establish and pay a certain percentage of Mr. Vanounou’s salary to an executive insurance fund which would cover payments made towards severance and disability and a certain percentage to an education fund which will be transferred to Mr. Vanounou upon his termination of employment. In addition, Mr. Vanounou’s employment agreement requires Mr. Vanounou to provide at least 120 days prior notice for a voluntary termination and if requested by us, Mr. Vanounou will provide transition services. If Mr. Vanounou’s full-time employment with us continues during the 120 month period following his notice of voluntary termination, at the option of the Company, he would be entitled to receive 120 days’ of his current base salary. If Mr. Vanounou is terminated by us without “cause”, he will be entitled to 120 days notice, or at the option of the Company a lump sum severance payment equal to 120 days of his then current base salary. Please refer to the next section “Potential Payments Upon Termination or Change-in-Control” for additional description of this termination payment.
Monica Greenberg, our Executive Vice President, Corporate Development, Strategic Alliances and General Counsel, is party to an employment agreement with us, dated as of October 25, 2006, that covers the terms and conditions of Ms. Greenberg’s employment. Upon annual review in April 2018, Ms. Greenberg’s annual salary remained unchanged at $362,500, but the target incentive compensation was adjusted for 2018 to $200,000. The employment agreement we entered into with Ms. Greenberg provides for certain payments upon Ms. Greenberg’s termination. Please refer to the next section “Potential Payments Upon Termination or Change-in-Control” for additional description of those termination payments.
Daryl J. Carlough, our Senior Vice President, Global and Corporate Controller, is party to an employment agreement with us, dated as of September 6, 2013, that covers the terms and conditions of Mr. Carlough’s employment. Upon annual review in April 2018, Mr. Carlough’s annual salary was adjusted to $305,000, and the target incentive compensation was adjusted for 2018 to $137,250. The employment agreement we entered into with Mr. Carlough provides for certain payments upon Mr. Carlough’s termination. Please refer to the next section “Potential Payments Upon Termination or Change-in-Control” for additional description of those termination payments.

Potential Payments Upon Termination or Change-in-Control
The following table, footnotes and narrative disclosure describe and quantify the additional compensation that would have become payable to certain of our executives in connection with an involuntary termination of their employment or a change in control of LivePerson on December 31, 2017 pursuant to the employment agreements entered into with our Named Executive

Officers. Where applicable, the amounts payable assume a $11.50 fair value of our common stock (the closing price of our common stock on December 29, 2017).

Named Executive Officer	Reason for Payment	Salary-Related Payments ($)		Bonus-Related Payments ($)		Accelerated Vesting of Equity Awards ($)		Other Benefits ($)
Robert P. LoCascio	Termination (i) without cause, (ii) for good reason or (iii) by Company notice of nonrenewal (not in connection with a change of control)	917,730	(1)	917,730	(2)	2,538,171	(3)	23,474	(4)
	Termination by reason of (i) death, (ii) Disability or (iii) notice of nonrenewal by Mr. LoCascio after reaching retirement age.	—		917,730	(2)	2,538,171	(3)	23,474	(4)
	Termination without cause or for good reason (in connection with a change of control)	917,730	(1)	917,730	(2)	3,652,500	(3)	23,474	(4)
	Change of control	—		—		1,826,250	(5)	—
Eran Vanounou(6)	Termination without cause (regardless of whether a change of control occurred)	131,139	(7)	—		—		—
Monica L. Greenberg	Termination without cause or constructively terminated, not following a change of control	181,250	(8)	—		582,738	(9)	4,301	(10)
	Termination without cause or constructively terminated, following a change in control	271,875	(11)	—		582,738	(9)	4,301	(10)
Daryl J. Carlough	Termination without cause (regardless of whether a change of control occurred)	70,000	(12)	—		—		—

(1)	Represents 18 months of Mr. LoCascio’s annual base salary as of December 31, 2017.

(2)	Represents 1.5 times Mr. LoCascio’s 2017 Fiscal Year bonus.

(3)
Represents the closing price of our common stock on December 29, 2017 less the exercise price, for the options, and stock awards held by Mr. LoCascio, multiplied by (a) for a qualifying termination not in connection with a change of control or in a result of death or disability, the number of unvested shares underlying the options or stock awards that would otherwise have vested in the two year period following termination of employment; and (b) for a qualifying termination in connection with a change of control, the total number of unvested shares underlying the options or stock awards.

(4)	Represents 18 months of company contributions toward premium payments for health insurance coverage under COBRA.

(5)
Represents the closing price of our common stock on December 29, 2017 less the exercise price, for the options, and stock awards held by Mr. LoCascio, multiplied by 50% the total number of unvested shares underlying the options or stock awards.

(6)	Payments to Mr. Vanounou are made in Israeli New Shekels, or NIS. For this disclosure, an average exchange rate of approximately U.S. $1.00/NIS 3.56 was used to calculate amounts for Mr. Vanounou.

(7)	Represents Mr. Vanounou’s base salary as of December 31, 2017 for 120 days.

(8)	Represents Ms. Greenberg’s base salary as of December 31, 2017 for 6 months.

(9)
Represents the closing price of our common stock on December 29, 2017 less the exercise price for the options and stock awards held by Ms. Greenberg, multiplied by the total number of unvested shares underlying the options.

(10)	Represents up to 6 months of company contributions toward premium payments for health insurance coverage under COBRA.

(11)	Represents Ms. Greenberg’s base salary as of December 31, 2017 for 9 months.

(12)	Represents Mr. Carlough’s base salary as of December 31, 2017 for 3 months.
Robert P. LoCascio
Pursuant to the CEO Agreement, in the event of a termination of Mr. LoCascio’s employment by the Company for Cause (as such term is defined in the CEO Agreement), Mr. LoCascio would be entitled to the following: (i) his unpaid base salary and reimbursable expenses through date of termination; (ii) accrued benefits under Company plans and programs; and (iii) continued coverage under indemnification agreements and Company D&O insurance applicable to Mr. LoCascio ((i), (ii) and (iii) collectively, the “Accrued Benefits”). In the event of a termination of employment by Mr. LoCascio without Good Reason (as such term is defined in the Employment Agreement), or pursuant to a notice of nonrenewal delivered by Mr. LoCascio (prior to his reaching normal retirement age), Mr. LoCascio would be entitled to the Accrued Benefits plus (i) payment of his annual bonus for the prior year to the extent not yet paid; and (ii) all vested stock options held on the date of termination will remain exercisable for 18 months following termination, or until the original expiration date of the option.
In the event of a termination of Mr. LoCascio’s employment by the Company without Cause, by Mr. LoCascio for Good Reason (as such term is defined in the CEO Agreement), or pursuant to a notice of nonrenewal delivered by the Company (each, a “Qualifying Termination”), Mr. LoCascio would be entitled to the following: (i) the Accrued Benefits; (ii) his annual bonus for the prior year to the extent not paid; (iii) 18 months base salary continuation (“Base Salary Continuation”); (iv) a pro-rated annual bonus for the year of termination based on days worked, calculated as 1.5x the highest bonus paid for the 3 proceeding years, payable in a lump sum; (v) payment of what would have been the employer portion of the premiums for the Company’s group health insurance coverage to be put toward Mr. LoCascio’s COBRA continuation payments for 18 months (or until he is eligible for coverage through another employer) (the “COBRA Premium Contribution”); (vi) any stock options or restricted stock units held by Mr. LoCascio on the date of termination that would have vested in the 2 years following termination had he remained employed will immediately vest; and (vii) any stock options held on the date of termination will remain exercisable for 18 months following termination, or until the original expiration date of the option. In the event of a termination of Mr. LoCascio’s employment by reason of his death or Disability (as such term is defined in the Employment Agreement), or pursuant to a notice of nonrenewal delivered by Mr. LoCascio (after his reaching normal retirement age), Mr. LoCascio would be entitled to the same benefits payable upon a Qualifying Termination, except that the Base Salary Continuation will not be provided.
In the event a Qualifying Termination occurs within the 12 month period immediately following a Change in Control, Mr. LoCascio would be entitled to the following: (i) the Accrued Benefits; (ii) his annual bonus for the prior year to the extent not paid; (iii) Base Salary Continuation; (iv) his annual bonus for the current year calculated as 150% of the highest annual bonus actually paid for the 3 proceeding years, payable in a lump sum; (v) the COBRA Premium Contribution; (vi) any unvested stock options or RSUs held by Mr. LoCascio on the date of termination will immediately vest; and (vii) any stock options held on the date of termination will remain exercisable for 18 months following termination, or until the original expiration date of the option.
The CEO Agreement also provides that, in the event of a Change in Control, 50% of each of the unvested stock options and unvested restricted stock units held by Mr. LoCascio on the date of the Change in Control shall fully vest, subject to Mr. LoCascio’s employment on such date. In addition, in the event of a Change in Control, in the event that any of the payments or benefits provided by the Company to Mr. LoCascio would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then such Parachute Payments to be made to Mr. LoCascio shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Mr. LoCascio’s receipt on an after-tax basis, of the greatest amount of economic benefits under the CEO Agreement, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.

Eran Vanounou
If Mr. Vanounou is terminated by us without “cause”, then subject to executing a release of claims, he will be entitled to 120 days’ notice, or at the option of the Company a lump sum severance payment equal to 120 days of his then current base salary. The term “cause” in Mr. Vanounou’s employment agreement means a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) he materially failed to perform his specified or fundamental duties to us or any of our subsidiaries, (ii) he was convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving dishonesty, fraud, or moral turpitude, (iii) he engaged in or acted with gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of his duties and responsibility to us or any our subsidiaries, (iv) he failed to substantially comply with the rules and policies of the Company or any of our subsidiaries governing employee conduct or with the lawful directives of the Board of Directors, or (v) he breached any non-disclosure, non-solicitation or other restrictive covenant obligation to us or any of our subsidiaries. If, in our reasonable discretion, we determine that an event or incident described in clause (i) or (iv) above is curable, then in order to terminate Mr. Vanounou’s employment for cause pursuant to clause (i) or (iv) above, we will (a) provide Mr. Vanounou with written notice of the event or incident that we consider to be “cause” within 30 calendar days following its occurrence, (b) provide Mr. Vanounou with a period of at least 15 calendar days to cure the event or incident, and (c) if the cause persists following the cure period, terminate Mr. Vanounou’s employment by written termination letter any time within 60 calendar days following the date that notice to cure was delivered to Mr. Vanounou. The term “good reason” under Mr. Vanounou’s employment agreement means one of more of the following conditions arising without his consent and subject to certain notice and cure periods: (a) a material reduction in his base salary, other than as part of an across-the-board reduction applicable to other similarly situated employees; (b) a material diminution in role, responsibilities and title; or (iii) a relocation of our principal office to a location more than 50 miles from our location on such date (or from such other location to which he has consented after the date of the agreement).
Monica L. Greenberg
If Ms. Greenberg is terminated by us without Cause (as defined therein) or Ms. Greenberg is “constructively terminated,” then subject to executing a release of claims, she is entitled to receive the following severance: (i) a lump sum severance payment equal to 6 months of her then current base salary, (ii) all of her outstanding options will accelerate and become exercisable upon such termination and will remain exercisable for up to 12 months following her termination, and (iii) up to 6 months of premium payments for health insurance coverage under COBRA. The term “constructively terminated” under her employment agreement means one of more of the following conditions arising without her consent and subject to certain notice and cure periods: (a) a relocation of our primary offices outside a radius that is 40 miles from our current offices; or (b) a material diminution of her job responsibilities or level of authority or base salary.
If there is a change of control of the Company and Ms. Greenberg is terminated by us without Cause or Ms. Greenberg is “constructively terminated,” in each case within 12 months following the change of control, then subject to executing a release of claims, she will be entitled to receive the same severance benefits as described above except the lump sum severance payment will be equal to 9 months (instead of 6 months) of her then current base salary.
Daryl J. Carlough
If Mr. Carlough is terminated by us without “cause”, then subject to executing a release of claims, he will be entitled to 90 days’ notice, or at the option of the Company a lump sum severance payment equal to 90 days of his then current base salary. The term “cause” in Mr. Carlough’s employment agreement means a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) he materially failed to perform his specified or fundamental duties to us or any of our subsidiaries, (ii) he was convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving dishonesty, fraud, or moral turpitude, (iii) he engaged in or acted with gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of his duties and responsibility to us or any our subsidiaries, (iv) he failed to substantially comply with the rules and policies of the Company or any of our subsidiaries governing employee conduct or with the lawful directives of the Board of Directors, or (v) he breached any non-disclosure, non-solicitation or other restrictive covenant obligation to us or any of our subsidiaries.
Daniel Murphy
On November 9, 2017, the Company and Mr. Murphy entered into a Separation Agreement and General Release (the “Separation Agreement”) setting forth the terms and conditions of Mr. Murphy’s departure from the Company, which included a period of transition through February 16, 2018. In connection with Mr. Murphy’s transition and separation, and in exchange for Mr. Murphy’s performance under the Separation Agreement and signing of a general release of claims in favor of the Company, the following payments and benefits were provided to Mr. Murphy: (i) a 2017 bonus payment equal to Mr. Murphy’s 2017 bonus target amount of $210,000, (ii) the full vesting of any stock options and restricted stock units (RSUs) held by Mr. Murphy and unvested as of the separation date; (iii) a cash lump-sum severance payment equal to three months of Mr. Murphy’s current base salary; and (iv) the extension of the exercisability of all vested stock options held by Mr. Murphy as of his separation date (including those vested in connection with the Separation Agreement) for 180 days more than what would have applied under the terms of the applicable award agreements (for a total of 270 days).

Grants of Plan-Based Awards in 2017 Fiscal Year
The following table sets forth information concerning awards under our equity and non-equity incentive plans granted to each of the Named Executive Officers in 2017, including performance-based awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Robert P. LoCascio		—	611,820	—
	5/5/2017				—	80,000	7.6	259,200
	12/28/2017				250,000	—	—	2,875,000

Daniel R. Murphy		—	210,000	—
	5/5/2017				—	80,000	7.6	259,200

Eran Vanounou		—	206,891	—
	5/5/2017				—	80,000	7.6	259,200

Monica L. Greenberg		—	125,000	—
	5/5/2017				—	80,000	7.6	259,200

Daryl Carlough		—	125,000	—
	5/5/2017				—	20,000	7.6	64,800

(1)
Amounts shown represent the target awards that could have been earned by the Named Executive Officer under the Company’s annual cash incentive bonus plan for these executives. There were no threshold or maximum bonus opportunities. The target amount could be exceeded based on performance metrics. Awards are based on achievement of individual performance objectives, Company performance as measured by adjusted EBITDA and the achievement of strategic objectives. The Compensation Committee retains discretion to adjust the bonus amount paid to any employee or executive up or down, regardless of that person’s target bonus or specific corporate performance metrics. Additional information about these bonus opportunities appear in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” The actual incentives earned in 2017 and paid in 2018 are reflected in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

Outstanding Equity Awards at End of 2017 Fiscal Year
The following table sets forth information concerning outstanding equity awards held by each of the Named Executive Officers as of the end of the 2017 Fiscal Year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Robert P. LoCascio	25,000	—	1.79	3/5/2019		—		—
	400,000	—	13.28	4/22/2021		—		—
	100,000	—	16.98	9/4/2022		—		—
	70,000	—	9.24	7/1/2023		—		—
	75,000	25,000	10.13	4/25/2024		—		—
	—	80,000	7.6	5/5/2027		—		—
	—	—	—	—	6/16/2015	37,500	(2)	431,250
	—	—	—	—	12/28/2017	250,000	(4)	2,875,000

Daniel R. Murphy	100,000	—	13.03	5/2/2021		—		—
	100,000	—	16.98	9/4/2022		—		—
	70,000	—	9.24	7/1/2023		—		—
	75,000	25,000	10.13	4/25/2024		—		—
	—	80,000	7.60	5/5/2027		—		—
	—	—	—	—	6/16/2015	37,500	(2)	431,250

Eran Vanounou	82,500	27,500	13.37	2/9/2024		—		—
	—	80,000	7.6	5/5/2027		—		—
	—	—	—	—	6/16/2015	41,250	(2)	474,375

Monica L. Greenberg	93,750	—	3.45	2/22/2018		—		—
	17,000	—	1.79	3/5/2019		—		—
	20,750	—	7.02	6/17/2020		—		—
	23,000	—	11.33	9/1/2021		—		—
	25,000	—	16.98	9/4/2022		—		—
	25,000	—	9.24	7/1/2023		—		—
	26,250	8,750	10.13	4/25/2024		—		—
	—	80,000	7.6	5/5/2027		—		—
	—	—	—	—	6/16/2015	22,500	(2)	258,750

Daryl J. Carlough	60,000	—	9.34	10/31/2023		—		—
	7,875	2,625	10.13	4/25/2024		—		—
	—	20,000	7.60	5/5/2027		—		—
	—	—	—	—	6/16/2015	7,500	(2)	86,250

(1)
The total original number of shares subject to each stock option grant listed above vests as to 25% of the original number of shares covered by each stock option grant on the first anniversary of the grant date of each stock option (the “Grant Date”) and as to an additional 25% of the original number of shares at the end of each successive anniversary of the Grant Date until the fourth anniversary of the Grant Date, subject to the executive's continued service with the Company through each vesting date and any acceleration provisions set forth in each executive’s employment agreement as described above in “Employment Agreement for our Named Executive Officers.”

(2)
The total original number of units subject to each restricted stock unit award listed above vests over four years, with 25% of the units vesting on the first anniversary of the grant date (the “Grant Date”) and the balance vesting in equal quarterly installments over the following 36 months.

(3)	The market value of unvested restricted stock units is based on the closing market price of the Company's Common Stock on December 29, 2017 of $11.50.

(4)
The total original number of units subject to each restricted stock unit award listed above vests over three years, with 33.33% of the units vesting on each anniversary of the grant date (the “Grant Date”).

Option Exercises and Stock Vested in 2017 Fiscal Year
The following table sets forth information concerning the number of shares acquired and the value realized by the Named Executive Officers as a result of stock option exercises and stock awards vesting in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Robert P. LoCascio	—	—	25,000	287,500
Daniel R. Murphy	—	—	25,000	287,500
Eran Vanounou	—	—	27,500	316,250
Monica Greenberg	—	—	15,000	172,500
Daryl J. Carlough	—	—	5,000	57,500
(1)     Of the gross number of shares reported as vested, 22,427, 35,638, 0, 13,425 and 3,903, respectively, were withheld by the Company to cover the executives' tax withholding obligation.
(2)     Value realized on vesting of unvested restricted stock units is based on the closing market price of the Company's Common Stock on December 29, 2017 of $11.50.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes the nonqualified deferred compensation attributed to each of the named executive officers during the fiscal year ended December 31, 2017.

Name	Beginning Balance ($)	Executive contributions in Last FYE ($) (1)	Registrant contributions in Last FYE ($)	Aggregate earnings in Last FYE ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (1)
Daryl J. Carlough	8,848	9,813	—	2,460	—	21,121

(1) The full amount of the executive’s contributions in the last fiscal year is included in the amounts reported in the Summary Compensation Table in 2017, and the full balance as the end of the last fiscal year consists of amounts reported in the Summary Compensation Table for prior years.

The Company’s nonqualified deferred compensation plan provides an opportunity for certain designated key employees, including our named executive officers, and directors who elect to participate to defer a portion of their salary (or board fees) and annual incentive bonus compensation, subject to maximum limits that may be set by the administrator of the plan. The Company may, but does not currently, match deferrals elected by the participants nor does the Company make other employer contributions to participant’s accounts at this time.
Distributions can be made upon separation from service, unforeseeable emergency, disability or death, on an in-service specified date, or in the event of a change of control of the Company. Distribution timing is elected by the plan participant at the time the participant makes a deferral election, or as subsequently changed in accordance with applicable law. At the time of an election deferral, the participant also selects investment funds from a range of options which are used to determine the value of a participant’s account, as earnings and losses on each account are determined based on the performance of the investment funds selected by the participant.

CEO Pay Ratio Disclosure
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our Chief Executive Officer, and the ratio of these two amounts.
Using the methodology described below, and calculated in accordance to Item 402(u) of Regulation S-K, the ratio of the total annual compensation for the CEO to our estimated median employee was approximately 72 to 1.
We identified our median employee by examining the total cash compensation paid during our 2017 fiscal year to employees who were employed by us on December 31, 2017. This included our full-time, part-time and seasonal employees, subject to certain exceptions for employees in foreign jurisdictions as described below. We believe that total cash compensation reasonably reflects the annual compensation of our employee population worldwide. We examined our internal payroll and similar records in order to determine total cash compensation paid to our employees included in our calculations. For employees in foreign jurisdictions, we converted amounts paid in foreign currencies to U.S. dollars using the exchange rates we utilized in connection with the preparation of our 2017 annual financial statements.
The total number of employees in the jurisdictions identified below as excluded under the de minimus exception are less than 5% of the total workforce of 1,265 employees and have been excluded from the analysis as permitted by the SEC’s disclosure rules, while the employees in the U.S., the U.K., Israel, Australia and Germany jurisdictions have been included in the analysis.

Location	Total	% of Total
Excluded due to De Minimis exemption
Canada	3	0.24%
France	6	0.47%
Italy	4	0.32%
Netherlands	5	0.39%
Japan	9	0.71%
Subtotal	27	2.13%

Included in basis for identification of Median Employee
United States	534	42.21%
United Kingdom	72	5.69%
Australia	66	5.22%
Israel	530	41.90%
Germany	36	2.85%
Subtotal	1,238	97.87%
Grand Total	1,265	100%

After identifying the estimated median employee using total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation

Table in this proxy statement. The median employee is identified as a salaried employee who works at our headquarters in New York, NY.
Total compensation for the CEO was approximately $5,329,620 and the reasonably estimated total compensation of the median employee was $74,526. Our 2017 CEO to median employee estimated pay ratio is 72 to 1.
The SEC rules for identifying the median employee and calculating that employee’s annual total compensation allows companies to make reasonable assumptions and estimates, and to apply a variety of methodologies and exclusions that reflect their compensation practices. We believe the pay ratio provides a reasonable estimate of the required information calculated in a manner consistent with Item 402(u) of Regulation S-K.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions. In light of the various assumptions, estimates, methodologies and exclusions that may be used in accordance with the pay ratio disclosure rules, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different compensation practices, and may utilize different assumptions, estimates, methodologies and exclusions in calculating their own pay ratios.

Compensation of Directors in 2017 Fiscal Year
The following table sets forth information concerning the compensation of our non-employee directors in the 2017 Fiscal Year.
Following the table is a discussion of material factors related to the information disclosed in the table.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Peter Block	47,000	136,800	183,800
Kevin C. Lavan	56,000	136,800	192,800
Jill Layfield	46,000	136,800	182,800
Fred Mossler	40,000	247,750	287,750
William G. Wesemann	51,000	136,800	187,800

(1)
This column represents the aggregate grant date fair value of stock options granted to each non-employee director in the 2017 Fiscal Year computed in accordance with FASB ASC Topic 718, and in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the non-employee directors and there is no assurance that these grant date fair values will ever be realized by the non-employee directors. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to Note 1 of LivePerson’s consolidated financial statements contained in our Annual Report on Form 10-K for the 2017 Fiscal Year, as filed with the SEC.

(2)	As of December 31, 2017, the number of shares underlying unexercised stock options were: Mr. Block, 195,000; Mr. Lavan, 175,000; Ms. Layfield, 65,000; Mr. Mossler 65,000; and Mr. Wesemann, 205,000.
In March 2015, based on a review of market data regarding non-employee director compensation, in order to align with median non-employee director compensation of our peer group companies, the Board determined that, effective as of June 2015, the annual cash stipend for our non-employee directors was to be raised to $35,000, and the annual equity grant for our non-employee directors will continue to be an option to purchase 30,000 shares of our common stock, which options are to be granted on the date of each annual meeting of stockholders pursuant to our 2009 Stock Incentive Plan. Annual equity grants for our non-employee directors typically vest over one year, while first year grants vest immediately.

As of January 1, 2013, our non-employee directors also receive a cash payment of $1,000 for attendance in person or by telephone at each meeting of the Board of Directors or committees of the Board of Directors, and they are reimbursed for reasonable travel expenses and other reasonable out-of-pocket costs incurred in connection with attendance at meetings. In addition, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee receive an annual cash stipend of $10,000, $5,000 and $5,000, respectively.
Non-employee directors are granted options to purchase 35,000 shares of our common stock upon their election to the Board of Directors. These non-employee director option grants are made under our 2009 Stock Incentive Plan, adopted on June 9, 2009.
Directors who are also our employees receive no additional compensation for their services as directors.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee of our Board of Directors during the 2017 Fiscal Year were Mr. Block (Chair), Mr. Lavan, Ms. Layfield, Mr. Mossler and Mr. Wesemann.
During the 2017 Fiscal Year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•
none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•
none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

Certain Relationships and Related Transactions
Any transaction or series of transactions in which we participate and a related person has a material interest would require the prior approval by our Board of Directors. In such cases, the Board of Directors would review all of the relevant facts and circumstances and would take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a transaction relates to a director, that director would not participate in the Board of Directors’ deliberations.
Related persons would include a member of our Board of Directors and our executive officers and their immediate family members. It would also include persons controlling over five percent of our outstanding common stock. Under our written policy on conflicts of interest, all of our directors, executive officers and employees have a duty to report to the appropriate level of management potential conflicts of interests, including transactions with related persons.
Pursuant to our Audit Committee Charter, our Audit Committee is responsible for reviewing potential conflict of interest situations and approving, on an ongoing basis, all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K. In particular, our Audit Committee Charter requires that our Audit Committee approve all transactions between the Company and one or more directors, executive officers, major stockholders or firms that employ directors, as well as any other material related party transactions that are identified in a periodic review of our transactions.
Since the beginning of the 2017 Fiscal Year, the Company has not been a participant in any transaction with a related person other than the indemnification agreements described below.

Indemnification Agreements with Directors and Executive Officers
Our Fourth Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws, as amended, provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. We monitor developments in Delaware law in order to provide our directors and officers the highest level of protection under the law. Our Board approved an updated form of indemnification agreement which was filed as an exhibit to our 2011 Annual Report on Form 10-K. The form of indemnification agreement used by the Company contains provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain highly qualified individuals to serve the Company. We also have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Membership and Role of the Audit Committee
The Audit Committee consists of the following members of the Company’s Board of Directors: Kevin C. Lavan (Chair), Jill Layfield and William G. Wesemann. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including LivePerson’s balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition, the Board has determined that Mr. Lavan satisfies the Nasdaq rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Lavan is an “audit committee financial expert” as defined by the SEC.
The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between LivePerson and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The Audit Committee charter is available at http://www.liveperson.com/company/ir/corporate-governance.
Review of the Company’s Audited Consolidated Financial Statements for the 2017 Fiscal Year
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for the Company’s 2017 fiscal year, BDO USA, LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted accounting principles.
In performing its oversight role, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2017 Fiscal Year with the Company’s management. The Audit Committee has separately discussed with BDO USA, LLP, the Company’s independent registered public accounting firm for the 2017 Fiscal Year, the matters required to be discussed by PCAOB Auditing Standard No. 1301 (“Communication with Audit Committees”), as amended, which includes, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements. In addition, the Audit Committee has also received the written disclosures and the letter from BDO USA, LLP required by Public Company Accounting Oversight Board independence standards, as amended, and the Audit Committee has discussed with BDO USA, LLP the independence of that firm from the Company.
Conclusion
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2017 Fiscal Year for filing with the SEC.
Not all of the members of the Audit Committee are professionally engaged in the practice of auditing or accounting and all are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that BDO USA, LLP is in fact “independent.”

Submitted by the Audit Committee of the Company’s Board of Directors:
Kevin C. Lavan (Chair)
Jill Layfield
William G. Wesemann
The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, including each quarterly interim period, and the Board of Directors is asking the stockholders to ratify this appointment.
Although stockholder ratification of the Audit Committee’s appointment of BDO USA, LLP is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent registered public accounting firm. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.
A representative from BDO USA, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Fees Billed to the Company for Services Rendered during the Fiscal Years Ended December 31, 2017 and 2016
BDO USA, LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2017 and 2016.

Fiscal Years 2017 and 2016 Accounting Fees
Fees	2017 Fiscal Year	2016 Fiscal Year
Audit Fees(1)	$680,299	$603,310
Audit-Related Fees(2)	$5,000	$17,450
Tax Fees(3)	$32,955	$16,400
All Other Fees(4)	$—	$—

(1)
“Audit Fees” consists of fees for professional services rendered in connection with the audit of the Company’s consolidated annual financial statements, the review of the Company’s interim condensed consolidated financial statements included in quarterly reports, the audits in connection with statutory and regulatory filings or engagements and the audit of the Company’s internal controls over financial reporting.

(2)	“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audits of the Company’s employee benefit plan and acquisition accounting due diligence.

(3)	“Tax Fees” consists of fees billed for professional services rendered for tax compliance, tax consulting and tax planning services.

(4)	“All Other Fees” - none.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.
As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule is specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee by resolution authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the year.
A schedule of additional services proposed to be provided by the independent registered public accounting firm or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule is required to be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee intends by resolution to authorize or decline authorization for each proposed new service.
Required Vote
The affirmative vote of the majority of the shares of common stock represented and voting at the Annual Meeting at which a quorum is present and entitled to vote is required to ratify the Audit Committee’s selection of BDO USA, LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the Company’s or our stockholders’ best interests.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL TWO TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF BDO USA, LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PROPOSAL THREE - ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
At our 2017 annual meeting, a majority of our stockholders recommended that an advisory resolution with respect to Named Executive Officer compensation be presented to the Company’s stockholders every year. This non-binding advisory vote is commonly referred to as a “say on pay” vote. Our Board of Directors adopted the stockholders’ recommendation for the frequency of the “say-on-pay” vote, and accordingly, we are requesting your advisory approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 14 to 23 of this Proxy Statement.
As more fully described in this Proxy Statement under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, to align incentives with the Company’s fiscal performance, to reward officers’ individual performance against objectives that achieve the Company’s strategy and the creation of long term value for stockholders and to provide a balanced approach to compensation that properly aligns incentives with Company performance and stockholder value and does not promote inappropriate risk taking.
We believe we utilize a well-proportioned mix of security-oriented compensation, retention benefits and at-risk compensation which produces both short-term and long-term performance incentives and rewards. By following this approach, we provide each of our Named Executive Officers a measure of security in the base compensation that the individual is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company, as well as incentives for executive retention. Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives.
The Compensation Committee and the Board of Directors believe that the design of our executive compensation program, and hence the compensation awarded to our Named Executive Officers under the current program, fulfills the objectives set forth above.
We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement for additional details on LivePerson’s executive compensation, including LivePerson’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our Named Executive Officers in the 2017 Fiscal Year.
We are asking you to indicate your support for the compensation of our Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to approve, on an advisory basis, “For” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to LivePerson, Inc.’s Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion set forth on pages 14 to 23 of this Proxy Statement, is hereby approved.”
Required Vote
Although, as an advisory vote, this proposal is not binding upon us or the Board, the Compensation Committee, which is responsible for recommending to the full Board the amount and form of compensation to be paid to our executive officers, including our Named Executive Officers, will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions. The affirmative vote of the majority of the shares of common stock represented and voting at the Annual Meeting at which a quorum is present and entitled to vote is required to approve this Proposal Three.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL THREE, AND APPROVE THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVES OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, we have disclosed adjusted EBITDA, which is a non-GAAP financial measure. The tables below present a reconciliation of adjusted EBITDA and adjusted net income to net (loss) income, the most directly comparable GAAP financial measures.
The table below presents a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have included adjusted EBITDA in the CD&A section of this Proxy Statement, as it is a key financial measure used by the Compensation Committee of our Board of Directors in connection with the payment of bonuses to our Named Executive Officers. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating the incentive compensation of our Named Executive Officers in the same manner as our Compensation Committee and Board of Directors.
Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•	adjusted EBITDA does not consider the impact of acquisition costs;

•	adjusted EBITDA does not consider the impact of restructuring costs;

•	adjusted EBITDA does not consider the impact of other non-recurring costs;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net (loss) income and our other GAAP results. The following table presents a reconciliation of adjusted EBITDA for each of the periods indicated (amounts in thousands):

	Year Ended December 31,
	2017	2016
Reconciliation of Adjusted EBITDA:
Net loss	$(18,191)	$(25,873)
Amortization of purchased intangibles	4,682	6,673
Stock-based compensation	8,944	9,736
Restructuring costs	2,594	2,369
Depreciation	12,358	12,011
Other non-recurring costs	7,648	7,818
Provision for income taxes	501	5,934
Other expense (income), net	(136)	530
Adjusted EBITDA	$18,400	$19,198

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

LIVEPERSON, INC.

June 5, 2018

GO GREEN

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IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, proxy statement and proxy card, as well as our Annual Report on Form 10-K for the year ended December 31, 2017, are available at http://shareholdermaterial.com/LPSN

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230300000000000000 4 060518

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEE:

☐ **FOR ALL NOMINEES**
○ Kevin C. Lavan
○ Robert P. LoCascio

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "**FOR**" THE DIRECTOR NOMINEES LISTED HEREIN, AND A VOTE "**FOR**" PROPOSALS 2 AND 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

LIVEPERSON, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LIVEPERSON, INC.

The undersigned stockholder of LivePerson, Inc. (the "Company") revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 5, 2018 and the Proxy Statement, and appoints Robert P. LoCascio, Chief Executive Officer, Christopher E. Greiner, Chief Financial Officer and Monica L. Greenberg, Executive Vice President, Business Affairs and General Counsel, and each of them, the Proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Eastern Daylight time) on June 5, 2018 at the offices of LivePerson, Inc., 475 Tenth Avenue, 5th Floor, New York, NY 10018, Tel (212) 609-4200 (the "Annual Meeting") and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

(Continued, and to be dated and signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

LIVEPERSON, INC.

June 5, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, proxy statement and proxy card, as well as our Annual Report on Fom 10-K for the year ended December 31, 2017 are available at http://shareholdermaterial.com/LPSN

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20230300000000000000 4 060518

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEE:

☐ FOR ALL NOMINEES
○ Kevin C. Lavan
○ Robert P. LoCascio

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "**FOR**" THE DIRECTOR NOMINEES LISTED HEREIN, AND A VOTE "**FOR**" PROPOSALS 2 AND 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.